                                                                EXHIBIT 10.41







                     LIMITED LIABILITY COMPANY AGREEMENT


                                      OF


                  PRIME/BEITLER DEVELOPMENT COMPANY, L.L.C.











                          Dated as of March 30, 1998


                              Chicago, Illinois

                    LIMITED LIABILITY COMPANY AGREEMENT OF
                  PRIME/BEITLER DEVELOPMENT COMPANY, L.L.C.

                              TABLE OF CONTENTS

                                                                     PAGE

I.  DEFINED TERMS ...................................................   1
          1.01  Defined Terms .......................................   1
          1.02  Other Defined Terms: ................................  15
          1.03  Tax Matters Terms ...................................  15
          1.04  Definitive Joint Venture Agreement ..................  15

II.  ORGANIZATION ...................................................  15
          2.01  Formation ...........................................  15
          2.02  Name and Principal Place of Business ................  15
          2.03  Term ................................................  16
          2.04  Registered Agent, Registered Office and Foreign
                Qualification .......................................  16
          2.05  Purpose .............................................  16

III.  MEMBERS .......................................................  17
          3.01  Admission of Members ................................  17
          3.02  Limitation on Liability .............................  17
          3.03  Prime Retail ........................................  17

IV.  CAPITAL ........................................................  18
          4.01  Initial Capital Contributions .......................  18
          4.02  Development Costs Contributions .....................  19
          4.03  Deficit Contributions ...............................  19
          4.04  Capital Contributions and Remedies ..................  20
          4.05  Capital Accounts ....................................  20
          4.06  No Further Capital Contributions ....................  21

V.  INTERESTS IN THE COMPANY ........................................  21
          5.01  Percentage Interests ................................  21
          5.02  Return of Capital ...................................  21
          5.03  Ownership ...........................................  21
          5.04  Waiver of Partition; Nature of Interests in the
                Company .............................................  21

VI.  ALLOCATIONS AND DISTRIBUTIONS ..................................  22
          6.01  Allocations .........................................  22
          6.02  Distributions .......................................  22

                                                                     PAGE

VII.  MANAGEMENT ....................................................  23
          7.01  Management ..........................................  23
          7.02  Meetings of Members .................................  27
          7.03  Managing Member .....................................  29
          7.04  Services and Fees ...................................  32
          7.05  Duties and Conflicts ................................  34
          7.06  Company Expenses ....................................  34
          7.07  Change in Control ...................................  35
          7.08  Actions Requiring Member Approval ...................  35

VIII.  CALL OPTIONS .................................................  36
          8.01  Call Option .........................................  36
          8.02  Sale Contract; Closing ..............................  39
          8.03  Termination of Other Agreements .....................  44
          8.04  Power of Attorney ...................................  44

IX.  BOOKS AND RECORDS ..............................................  45
          9.01  Books and Records ...................................  45
          9.02  Accounting and Fiscal Year ..........................  45
          9.03  Reports .............................................  45
          9.04  The Company Accountant ..............................  47
          9.05  Reserves ............................................  47
          9.06  The Budget and Operating Plan .......................  47
          9.07  Project Plan ........................................  48

X.  TRANSFER OF INTERESTS ...........................................  49
          10.01  No Transfer of Interests ...........................  49
          10.02  Permitted Transfers of Interests ...................  49
          10.03  Transferees ........................................  50
          10.04  Admission of Additional Members ....................  50

XI.  EXCULPATION AND INDEMNIFICATION ................................  51
          11.01  Exculpation ........................................  51
          11.02  Indemnification ....................................  51

XII.  DISSOLUTION AND TERMINATION ...................................  52
          12.01  Dissolution ........................................  52
          12.02  Termination ........................................  53
          12.03  Liquidating Member .................................  54

XIII.  DEFAULT BY MEMBER ............................................  54
          13.01  Events of Default ..................................  54

                                                                     PAGE

          13.02  Effect of Event of Default .........................  55

XIV.  MISCELLANEOUS .................................................  56
          14.01  Covenants, Representations and Warranties of the
                 Members ............................................  56
          14.02  Further Assurances .................................  58
          14.03  Notices ............................................  58
          14.04  Governing Law ......................................  59
          14.05  Attorney Fees ......................................  60
          14.06  Captions ...........................................  60
          14.07  Pronouns ...........................................  60
          14.08  Successors and Assigns .............................  60
          14.09  Extension Not a Waiver .............................  60
          14.10  Creditors Not Benefited ............................  60
          14.11  Recalculation of Interest ..........................  60
          14.12  Severability .......................................  61
          14.13  Entire Agreement ...................................  61
          14.14  Publicity ..........................................  61
          14.15  Counterparts .......................................  61
          14.16  Confidentiality: ...................................  61
          14.17  Time of the Essence ................................  62
          14.18  Venue ..............................................  62
          14.19  Waiver of Jury Trial ...............................  63



                                  APPENDICES

Appendix A     Tax Matters .......................................... A-1

Appendix B     Common Unit Recipient Certifications ................. B-1

Exhibit 1      Legal Description for the Company Property

Exhibit 2      Preliminary Budget and Operating Plan

                     LIMITED LIABILITY COMPANY AGREEMENT
                                      OF
                  PRIME/BEITLER DEVELOPMENT COMPANY, L.L.C.


     This LIMITED LIABILITY COMPANY AGREEMENT ("AGREEMENT") of PRIME/BEITLER DEVELOPMENT COMPANY, L.L.C. is made and entered into as of March 30, 1998, by and between PENNY BEITLER L.L.C., an Illinois limited liability company, ("BEITLER"), and PRIME GROUP REALTY, L.P., a Delaware limited partnership ("PRIME GR"), as Members.

     WHEREAS, the managing general partner of Prime GR is Prime Group Realty Trust, a Maryland real estate investment trust ("GR"), which is a reporting company (a "Reporting Company") under the Securities Exchange Act of 1934 and subject to federal and state laws, including Code provisions, governing real estate investment trusts; and

     WHEREAS, Beitler has succeeded to all of the right, title and interest of
J. Paul Beitler Development Company, an Illinois corporation ("Beitler DC"), as purchaser of the Company Property under that certain Purchase and Sale Agreement dated March 11, 1998, by and between Beitler DC and LaSalle National Bank, as trustee under trust agreement known as Trust No. 121550 as amended ("Purchase Contract").

     WHEREAS, Beitler and Prime GR desire to form a limited liability company under the Delaware Act (as hereinafter defined) upon the terms set forth herein;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                              I.  DEFINED TERMS

     1.01 DEFINED TERMS: As used in this Agreement, the following terms have the meanings set forth below:

     "70% CALL OFFER" means a Call Offer made after the 70% Leasing Condition has been satisfied and before the 90% Leasing Condition has been satisfied.

     "90% CALL OFFER" means a Call Offer made after the 90% Leasing Condition has been satisfied.

     "70% LEASING CONDITION" means 70% Actual Occupancy of the office space of the Building.

     "90% LEASING CONDITION" means 90% Actual Occupancy of the office space of the Building.

     "ACQUISITION COSTS" means an amount equal to the sum of (i) the purchase price of the Company Property of $19.259 million, (ii) closing costs and Acquisition Loan fees with respect thereto and (iii) amounts set forth in the initial Budget and Operating Plan for preapproved pre-development costs and Company Property operating costs through the date of the Construction Loan Opening, which amount shall be $22.345 million or such other amount as is provided therefor in the Budget and Operating Plan.

     "ACQUISITION LOAN" means that certain mortgage loan by LaSalle National Bank, Chicago, Illinois, to the Company in the principal amount of $13.5 million and secured by the Company Property.

     "ACTUAL LEASES" means leases executed pursuant to this Agreement as of the applicable date.

     "ACTUAL OCCUPANCY" means that portion of the rentable square feet of the office space of the Building which is subject to Actual Leases, expressed as a percentage.

     "ADDITIONAL CAPITAL CONTRIBUTION" has the meaning set forth in Section 4.01(c).

     "ADJUSTED CAPITAL ACCOUNT DEFICIT" has the meaning set forth in Appendix
A.

     "AFFILIATE" means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, or (b) any other Person owning or controlling 25% or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of 25% or more of the voting interests of any other Person described in clauses
(a) through (c) of this definition.

     "AGREEMENT" has the meaning set forth in the introductory paragraph hereof.

     "APPROVED BY MEMBERS", "ACTION BY MEMBERS", "DECISION BY MEMBERS" and "AS DETERMINED BY MEMBERS" and each expression of similar import refers to and require a formal action of Members taken at a meeting of Members or otherwise having the effect of an action of Members taken at a meeting of Members.

     "BEITLER" has the meaning set forth in the introductory paragraph hereof.

     "BEITLER DC" has the meaning set forth in the introductory paragraph hereof.

     "BOOK BASIS" has the meaning set forth in Appendix A.

     "BUDGET AND OPERATING PLAN" means the consolidated budget and comprehensive Operating Plan most recently approved by the Members with regard to the Company Property, covering the Company's anticipated operations, and including the Project Plan, if any.

     "BUILDING" means the approximately 20 story building to be developed by the Company on the site of the Company Property pursuant to the Budget and Operating Plan, which will be comprised of approximately 150,000 square feet of retail space on three levels fronting State Street, approximately 800,000 square feet of office space fronting on Dearborn Street, and an underground parking garage containing approximately 280 stalls, all as approved by the Members.

     "BUSINESS DAY" means any weekday in which national banks having their principal place of business in Chicago, Illinois are required or permitted to be open.

     "CALL OFFER" has the meaning set forth in Section 8.01.

     "CALL OFFER CONDITION" means the 70% Leasing Condition or the 90% Leasing Condition, as applicable.

     "CALL OFFER DATE" means the date on which a Call Offer is delivered to Beitler.

     "CALL OFFEREE" has the meaning set forth in Section 8.01.

     "CALL OFFEROR" has the meaning set forth in Section 8.01.

     "CALL OFFER PRICE" means (i) with respect to a 90% Call Offer, Net Capitalized SNOI (90%) and (ii) with respect to a 70% Call Offer, the sum of Net Capitalized SNOI (70%) and the Unleased Space Value.

     "CAPITAL ACCOUNT" means the separate account maintained for each Member under Section 4.05.

     "CAPITAL CONTRIBUTION" means, with respect to any Member, any Initial Capital Contribution, Additional Capital Contribution, Development Costs Contribution or Deficit Contribution made by such Member to the Company pursuant to this Agreement.

     "CAPITAL EXPENDITURES" means the cash amount of any capitalizable expenditure (as determined in accordance with GAAP) with respect to any Actual Lease or Projected Lease and projected to occur after the Call Offer Date including, without limitation, tenant improvements, leasing commissions and concessions.

     "CAPITALIZED SNOI (90%)" means an amount equal to the result obtained by dividing (i) SNOI (90%) by (ii) .085
(viz., Capitalized SNOI (90%) = SNOI (90%) ).
                                ----------
                                   .085

     "CAPITALIZED SNOI (70%)" means an amount equal to the result obtained by dividing (i) SNOI (70%) by (ii) .085
(viz., Capitalized SNOI (70%) = SNOI (70%) ).
                                ----------
                                   .085

     "CAPITALIZED SNOI (UNLEASED SPACE)"means an amount equal to the result obtained by dividing (i) SNOI (Unleased Space) by (ii) .085
(viz., Capitalized SNOI (Unleased Space) =  SNOI (Unleased Space) ).
                                            ---------------------
                                                      .085

     "CASH COLLATERAL" shall mean any of the following provided by Prime GR and accepted by a Lender to secure Construction Loan Obligations: (i) cash, debt instruments issued or guaranteed by the United States or its agencies or instrumentalities and maturing within six months or less from the date of acquisition; (ii) commercial paper rated P-1 or A-1 on the date of acquisition and maturing within six months or less from the date of acquisition; (iii) overnight time deposits (whether or not insured); (iv) interest bearing deposits in domestic and foreign branches of United States commercial banks having capital and surpluses of at least $250,000,000; (v) money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; (vi) similar quality short term investments; and (vii) any other collateral accepted by a Lender therefor.

     "CERTIFICATE OF FORMATION" has the meaning set forth in Section 2.01.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMON UNITS" has the meaning set forth in Section 8.01(c).

     "COMPANY" means the limited liability company formed pursuant to the Certificate of Formation and operated pursuant to the terms of this Agreement.

     "COMPANY ACCOUNTANT" has the meaning set forth in Section 9.04.

     "COMPANY ASSETS" means any real estate asset or other property (real, personal, intangible or mixed) owned by or leased to the Company, including, without limitation, the Company Property.

     "COMPANY MINIMUM GAIN" has the meaning set forth in APPENDIX A.

     "COMPANY PROPERTY" means the approximately 66,768 square foot vacant land parcel bounded by State, Dearborn, Adams and Marble Place in Chicago, Illinois, legally described in EXHIBIT 1 to this Agreement, and all other Company Assets and rights of the Company associated therewith.

     "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 14.16(a).

     "CONSTRUCTION COMMENCEMENT" means the date, on or after the Construction Loan Opening, on which construction of the Building commences and construction continues in earnest, provided the necessary permits have been issued for the Project by each governmental agency from which a permit is required to commence construction in earnest of the Building.

     "CONSTRUCTION LOAN" means one or more mortgage loans to the Company for the construction of the Project and refinancing the Acquisition Loan, secured by the Company Property, on terms and conditions, including interest, fees and other costs, approved by the Members, and pursuant to which the Lender has committed and is bound to lend to the Company an aggregate amount not less than 75% of the Development Costs. The Construction Loan shall be non-recourse to each Member except to the extent, if any, otherwise agreed to by such Member.

     "CONSTRUCTION LOAN COMMITMENT" means the commitment of the Lender to make the Construction Loan.

     "CONSTRUCTION LOAN OBLIGATIONS" means any monetary obligation of the Company or the Company Property to a Lender with respect to a Construction Loan.

     "CONSTRUCTION LOAN OPENING" means the date on which all conditions for the initial draw or advance under the Construction Loan have been satisfied with the sole exception of receipt by the Company of any requisite portion of the Development Costs Contribution.

     "CONTRIBUTION CONDITION" means the (i) Company has entered into definitive loan documents relating to the Construction Loan, (ii) Construction Loan Opening has occurred, and (iii) the Project has satisfied the Preleasing Condition.

     "CURRENT BUDGET AND OPERATING PLAN" means the Budget and Operating Plan in effect for the current calendar year.

     "DEFAULT CONTRIBUTION" has the meaning set forth in Section
13.01(b)(iii).

     "DEFICIT CONTRIBUTION" has the meaning set forth in Section 4.03.

     "DEFICIT SHORTFALL" has the meaning set forth in Section 4.03(a).

     "DELAWARE ACT" means the Delaware Limited Liability Company Act, as amended from time to time.

     "DEVELOPMENT COSTS" means an amount equal to the excess of (i) the sum of
(A) the Acquisition Costs and (B) the total costs of development and stabilization of the Company Property, as set forth in the Project Plan, including (I) all hard costs such as, without limitation, shell and core costs, skybridge costs, hard cost contingency and the costs of tenant improvements and (II) all soft costs related to development support services, including, without limitation, architectural and engineering costs, attorney and accounting costs, consultant and professional fees and expenses, surveys and appraisals, permits and utility connection fees, space planning, title and escrow costs, credit enhancement, insurance costs and expenses, costs and expenses for bonds, debt service payments, Building artwork, technical service costs, leasing commissions, promotions and advertising costs, pre-opening costs, real estate taxes, financing fees, development management costs, opening expenses, all fees set forth in Section 7.04(a) herein payable during development and stabilization, any other site costs which are not hard costs, and any soft cost contingency, over (ii) an amount equal to the aggregate proceeds from tax incentive financing actually received by the Company or paid on behalf of the Company or the Project with respect to expenditures identified in the Project Plan.

     "DEVELOPMENT COSTS COMMITMENT" means an amount equal to the excess, if any, of (i) the Development Costs over (ii) an amount equal to the sum of (A) the outstanding balance, if any, of the Acquisition Loan, and (B) the amount of the Construction Loan Commitment (less any portion of clause (A) which will be repaid by borrowings pursuant to the Construction Loan Commitment).

     "DEVELOPMENT COSTS CONTRIBUTION" has the meaning set forth in Section 4.02(a).

     "DISCOUNTED CAPITAL EXPENDITURES" means the total of all Lease-Related Capital Expenditures over the remaining terms of the applicable Actual Leases or Projected Leases after discounting each Lease-Related Capital Expenditure from all months in which such Capital Expenditures will be made to the Call Offer Date at a discount rate of 11.76%.

     "DISCOUNTED FREE RENT" means the total of all Free Rent over the remaining terms of the applicable Actual Leases or Projected Leases after discounting each Free Rent item from all months in which such Free Rent will be allowed to the Call Offer Date at a discount rate of 11.76%.

     "DISCOUNTED NONREIMBURSABLE EXPENSES" means the total of all Nonreimbursable Expenses over the remaining terms of the applicable Actual Leases or Projected Leases after discounting each Nonreimbursable Expense from all months in which such Nonreimbursable Expense will be incurred to the Call Offer Date at a discount rate of 11.76%.

     "EVENT OF DEFAULT" has the meaning set forth in Section 13.01.

     "EXPENSES" has the meaning set forth in APPENDIX A.

     "FREE RENT" means (i) any and all rent abatements which will be allowed to tenants under the Actual Leases and/or Projected Leases which give rise to the Projected Revenues utilized to determine the applicable Capitalized SNOI (i.e., 90%, 70% or Unleased Space) and (ii) any and all Stated Rents under such Actual Leases or Projected Leases which will not be received for the period from the Call Offer Date through the date on which payment of such Stated Rents commences.

     "GAAP" means United States generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants in existence as of the relevant date.

     "GUARANTEE CONTRIBUTION" means the lesser of (i) the aggregate amount of the Prime Guarantees or (ii) an amount equal to the excess of (A) the maximum amount of the Construction Loan Commitment over (B) 75% of the Development Costs.

     "GUARANTEE PAYMENT" means any payment under any guarantee or letter of credit which is a Guarantee Contribution, or any transfer of Cash Collateral, which payment or transfer is made or used to satisfy all or any portion of the Construction Loan Obligations.

     "IMMEDIATE FAMILY" has the meaning set forth in Section 7.07.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 11.02.

     "INITIAL CAPITAL CONTRIBUTIONS" has the meaning set forth in Section
4.01.

     "INITIAL MEMBERS" means Members Beitler and Prime GR.

     "INTEREST" means, with respect to any Member at any time, all of the right, title and interest of such Member in the Company at such time, including, without limitation, its limited liability company interest as defined in the Delaware Act and the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

     "LEASE-RELATED CAPITAL EXPENDITURES" means any and all Capital Expenditures projected in the Budget and Operating Plan or the Unleased Space Projection or set forth in Actual Leases, as applicable, to occur after the Call Offer Date and required or intended to generate the Projected Revenues utilized in calculating the applicable Capitalized SNOI.

     "LEASE UP SCHEDULE" has the meaning set forth in Section 8.01(b).

     "LENDER" means one or more lenders of the Construction Loan.

     "LIQUIDATING MEMBER" means the Member designated as such by the Members from time to time; provided, however, that any Member that causes the dissolution of the Company under Section 12.01(e) or with respect to which an Event of Default has occurred shall not serve as the Liquidating Member.

     "LOSS" has the meaning set forth in APPENDIX A.

     "MAJOR DECISION" has the meaning set forth in Section 7.01(a).

     "MANAGING MEMBER" has the meaning set forth in Section 7.03(a) hereof.

     "MEMBER" means Beitler, Prime GR and/or any other Person which is admitted as a Member of the Company from time to time in accordance with this Agreement and applicable law (including any Affiliate of any of the Beitler or Prime GR to which an Interest in the Company has been Transferred or assigned pursuant to the terms of this Agreement). Except with respect to actions, decisions and resolutions expressly stated herein to require the approval of the Members or of a particular Member, Members shall have the right to participate in and control the business and affairs of the Company only to the extent provided in Article VII.

     "MEMBER MINIMUM GAIN" has the meaning set forth in APPENDIX A.

     "MEMBER NONRECOURSE DEBT" has the meaning set forth in APPENDIX A.

     "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in APPENDIX A.

     "MEMBER REPRESENTATIVE" has the meaning set forth in Section 7.02(a).

     "NECESSARY EXPENSES" means all expenditures which are (A) with respect to an Additional Capital Contribution, Acquisition Costs currently or within the subsequent sixty (60) day period due and payable and/or (B) with respect to a Development Costs Contribution, Development Costs currently or within the subsequent thirty (30) day period due and payable. In each case such expenditures shall be in accordance with, and in amounts not exceeding, corresponding amounts specified in a Current Budget and Operating Plan for such thirty (30) or sixty (60) day period.

     "NET CAPITALIZED SNOI" means the excess of (i) Capitalized SNOI (90%), Capitalized SNOI (70%) or Capitalized SNOI (Unleased Space), as applicable, over (ii) the sum of the corresponding Discounted Free Rent, Discounted Nonreimbursable Expenses, and Discounted Capital Expenditures.

     "NET CASH FLOW" means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period.

     "NET LOSS" has the meaning set forth in Appendix A.

     "NET OPERATING INCOME" means, for any period, the difference between Projected Revenues and Projected Expenses for such period.

     "NET PROFIT" has the  meaning set forth in Appendix A.

     "NON-CONTRIBUTING MEMBER" has the meaning set forth in Section 4.04(b).

     "NONRECOURSE DEDUCTIONS" has the meaning set forth in Appendix A.

     "NONREIMBURSABLE EXPENSES" means the excess of (i) all Projected Expenses for each month after the Call Offer Date over (ii) all expense and tax reimbursements for such month to be derived from the Actual Leases or Projected Leases on which Capitalized SNOI is based.

     "NOTICES" has the meaning set forth in Section 14.03.

     "OFFEREE VALUE" has the meaning set forth in Section 8.01(c).

     "OPERATING PLAN" means the overall and annual consolidated strategic and comprehensive operating plan with regard to the Company Property and the Company's anticipated operations as most recently approved by the Members.

     "OTHER MEMBER" has the meaning set forth in Section 4.04(b).

     "PARTIALLY ADJUSTED CAPITAL ACCOUNT" has the meaning set forth in APPENDIX A.

     "PAYOUT PERCENTAGES" means with regard to each Member, the percentages set forth below opposite its name in the circumstances described below:

             (i) Until such time as each of the Members shall have received aggregate distributions pursuant to Sections 6.02 and Appendix A,
        Section 3.3 (other than on account of Priority Deficit Contributions and the preferred return thereon provided for herein) less than or equal to their aggregate Capital Contributions made to the Company and a 12% cumulative annual preferred return compounded quarterly on the average daily balance of their unreturned aggregate Capital Contributions, the Payout Percentages of the Members shall be the same as and in accordance with their then-current Percentage Interests at the time of such distribution.

             (ii) Then, until such time as Prime GR shall have received aggregate distributions pursuant to Sections 6.02 and Appendix A,
        Section 3.3 (other than on account of Priority Deficit Contributions and the preferred return thereon provided for herein) equal to its aggregate Capital Contributions made to the Company, and an 18% cumulative annual preferred return compounded quarterly on the average daily balance of its unreturned aggregate Capital Contributions, the Payout Percentages of the Members shall be as follows:

                     MEMBER          PAYOUT PERCENTAGES

                     Beitler                    20%

                     Prime GR                   80%

             (iii) Then, until such time as Prime GR shall have received aggregate distributions pursuant to Sections 6.02 and APPENDIX A,
        Section 3.3 (other than on account of Priority Deficit Contributions and the preferred return thereon provided for herein) equal to its aggregate Capital Contributions made to the Company, and a 22% cumulative annual preferred return compounded quarterly on the average daily balance of its unreturned aggregate Capital Contributions, the Payout Percentages of the Members shall be as follows:

                     MEMBER          PAYOUT PERCENTAGES

                     Beitler                    30%

                     Prime GR                   70%

             (iv) Then, until such time as Beitler shall have received the return of his aggregate Default Contributions made to the Company, the Payout Percentages of the Members shall be as follows:

                     MEMBER          PAYOUT PERCENTAGES

                     Beitler                    100%

                     Prime GR                     0%

             (v) Thereafter, the Payout Percentages of the Members shall be as follows:

                     MEMBER          PAYOUT PERCENTAGES

                     Beitler                    40%

                     Prime GR                   60%

     "PERCENTAGE INTEREST" means, with respect to each Member, the ratio of the total Capital Contributions made by such Member to the total Capital
Contributions made by all Members at any time   The initial Percentage
Interest of each Member is as follows:

                     MEMBER          PERCENTAGE INTEREST

                     Beitler                    14.65%

                     Prime GR                   85.35%

     "PERMITTED DELAY" means the period of time that an Initial Member shall be materially delayed or hindered in, or in any material way prevented from the performance required hereunder by reason of fire or other casualty, accidents, unavailability of fuel, power, supplies or materials, industry-wide strikes, lockouts, or labor troubles (including legal or illegal picketing), failure of power, riots, insurrection, war, acts of God, adverse weather conditions (excluding weather conditions the occurrence of which from time to time is not exceptional for Chicago, Illinois), any abnormal delay by governmental authorities in issuing permits not through the fault of the Managing Member, governmental restrictions or actions which are not now in effect or applied, or other reason of like nature, not the fault of the Initial Member delayed in performing work or doing acts, provided if the Initial Member seeking an extension of time does not deliver written notice of such proposed Permitted Delay to the other Initial Member within ten (10) days of the event causing the proposed Permitted Delay, the commencement of such Permitted Delay shall be deemed to be the date upon which such notice was actually delivered.

     "PERSON" means any individual, partnership, corporation, limited liability company, trust or other entity.

     "PLANS AND SPECIFICATIONS" means the plans and specification for the development of the Project as most recently approved by the Members.

     "PREDEVELOPMENT SHORTFALL" has the meaning set forth in Section 4.01(c).

     "PRELEASING CONDITION" means the required level of preleasing of the office and retail portions of the Building on terms and conditions approved by the Members.

     "PRELIMINARY BUDGET AND OPERATING PLAN" has the meaning set forth in
Section 9.06(a).

     "PRIME GR" has the meaning set forth in the introductory paragraph.

     "PRIME GUARANTEES" means all guarantees, letters of credit and Cash Collateral, and any substitutions or replacements therefor, which have been provided by Prime GR in lieu of all or a portion of its Development Costs Contributions, and which secure or otherwise guarantee or assure the repayment of Construction Loan Obligations.

     "PROFIT" has the meaning set forth in Appendix A.

     "PROJECT" means the development of the Company Property by the Company pursuant to the Budget and Operating Plan and the Plans and Specifications.

     "PROJECT COMPLETION DEFAULT SCHEDULE" means the schedule identified as such in the most recently approved Project Plan, if any, of the Company, which sets forth the outside date (including a reasonable contingency period) by which Substantial Completion is projected to have occurred as well as various interim dates (including a reasonable contingency period) by which specific phases of the construction of the Building and development of the Project are projected to occur, subject to extension for Permitted Delay. Each such date is an "Outside Completion Date."

     "PROJECT LEASING DEFAULT SCHEDULE" means the schedule identified as such in the most recently approved Project Plan, if any, setting forth the outside dates (including a reasonable contingency period) (each an "Outside Leasing Target Date") by which 50%, 70%, and 90% of the rentable square feet of the office and retail space of the Building is projected to have been leased pursuant to executed leases approved by the Members, subject to extension for Permitted Delay. The Outside Leasing Target Date (including a reasonable contingency period), for the leasing of 90% of such rentable space shall be eighteen (18) months after Substantial Completion, subject to extension for Permitted Delay.

     "PROJECT PLAN" means the construction and development plan for the Project pursuant to the Plans and Specifications, including a budget for all Development Costs based on actual contracts or bids approved by the Members and costs of financing shown in the Construction Loan Commitment. After approval by the Members, the Project Plan shall form a part of the Budget and Operating Plan.

     "PROJECTED EXPENSES" means for any period an amount equal to the sum of all cash operating expenses of the Company Property projected in the Budget and Operating Plan to be expended by the Company including, without limitation, (A) utilities, (B) maintenance and repairs, (C) administrative costs, (D) management and leasing fees, (E) cleaning, (F) security, (G) insurance and (H) real estate taxes, personal property taxes and sales taxes, provided that for purposes of calculating SNOI (Unleased Space), Projected Expenses shall be zero ($0). Projected Expenses shall be calculated without any deductions for debt service (including interest), depreciation or amortization of the Company Property, any capitalized expenditure (as determined in accordance with GAAP), any fees, commissions, expenses or allowances payable to any member or Affiliate (other than the portion of the management and leasing fees which is at market rates) or other non-cash charges.

     "PROJECTED LEASES" means the leases of retail and office space and Storage Space of the Unleased Space on the terms projected in the Unleased Space Projection.

     "PROJECTED REVENUES" means for any period an amount equal to total gross cash revenues projected in the Budget and Operating Plan to be received from the Company Property for such period, including (A) the total amount payable by all tenants, licensees, concessionaires and others occupying or having a right to use or occupy any portion of the Company Property, including, but not limited to, Stated Rents (B) parking fees, service income, utility and telephone service fees. Stated Rents contained in the Budget and Operating Plan for any space which became subject to Actual Leases subsequent to preparation of the Budget and Operating Plan shall be replaced in calculating Projected Revenues by the Stated Rents under such Actual Leases; provided for purposes of calculating SNOI (Unleased Space), Projected Revenues from the Unleased Space shall be as stated in the Unleased Space Projection.

     "PROPERTY" means the Company Property or any other real estate asset owned by the Company and all other Company Assets and rights associated with such real estate asset.

     "READILY MARKETABLE SECURITIES" means those securities that (a) are (i) debt or equity securities of or other interests in any Person that are traded on a national security exchange, reported on by the National Association of Securities Dealers Automated Quotation System or otherwise actively traded over the counter or (ii) debt securities of an issuer that has debt or equity securities that are so traded or so reported on and that a nationally recognized securities firm has agreed to make a market in and (b) are not subject to restrictions on transfer as a result of any applicable contractual provisions or the provisions of the Securities Act of 1933, as amended.

     "REASONABLE PERIOD" has the meaning set forth in Section 13.01(c).

     "RESERVE ACCOUNTS" has the meaning set forth in Section 9.05 hereof.

     "REVENUES" has the meaning set forth in Appendix A.

     "SALE" has the meaning set forth in Section 10.05(a).

     "SHORTFALL" has the meaning set forth in Section 4.02.

     "STABILIZED NET OPERATING INCOME" or "SNOI" means:

             (i) With respect to a 90% Call Offer ("SNOI (90%)"), Net Operating Income for the twelve (12) full calendar month period following the Call Offer Date for which Projected Revenues have been determined based on:

        (A) Occupancy assumed to be the greater of Actual Occupancy or Target Occupancy;

        (B) Stated Rents from Actual Leases in place of any corresponding amounts in the Budget and Operating Plan;

        (C) For office space up to Target Occupancy and not covered by Actual Leases, Stated Rents assumed to be the same average Stated Rents as provided in Actual Leases of office space;

        (D) For any retail space up to Target Occupancy and not covered by Actual Leases, Stated Rents assumed to be the same average Stated Rents as provided in Actual Leases of retail space; and

        (E) For any Storage Space up to Target Occupancy and not covered by Actual Leases, Stated Rents assumed to be the same average Stated Rents as provided in Actual Leases of storage space.

        (F) Projected Expenses as set forth in the Budget and Operating Plan but on a fully grossed up basis.

             (ii) With respect to a 70% Call Offer ("SNOI (70%)"), Net Operating Income for the twelve (12) full calendar month period following the Call Offer Date for which Projected Revenues have been determined based on (A) Stated Rents from Actual Leases in place of any corresponding amounts in the Budget and Operating Plan, (B) the inclusion of no Projected Revenues with respect to any Unleased Space, and (C)

        Projected Expenses as set forth in the Budget and Operating Plan but on a fully grossed up basis.

             (iii) Net Operating Income based on the Projected Revenues and Projected Expenses set forth in the Unleased Space Projection with respect to Unleased Space, ("SNOI (Unleased Space)").

     "STATED RENT" means the stated annual rent (including base and percentage and expense and tax reimbursements) under Actual Leases or Projected Leases, as applicable, without deduction for rent abatements, for the twelve (12) full calendar month period commencing for each lease the later of the Call Offer Date or the date rents actually become payable under the lease.

     "STORAGE SPACE" shall mean dedicated storage space (excluding unleased office and retail space).

     "SUBSTANTIAL COMPLETION" means the shell and core of the Building has been completed substantially in accordance with the Plans and Specifications, as certified to by the Project architect and tenant improvement work has commenced.

     "TARGET ACCOUNT" has the meaning set forth in APPENDIX A.

     "TARGET OCCUPANCY" means 95% of the rentable square feet of each of the retail, office and storage space of the Building.

     "TAX BASIS" has the meaning set forth in APPENDIX A.

     "TAX MATTERS PARTNER" has the meaning set forth in APPENDIX A.

     "TRANSFER" has the meaning set forth in Section 10.01.

     "TRANSFEREE" has the meaning set forth in Section 10.01.

     "TRANSFER DOCUMENTS" has the meaning set forth in Section 10.06(b).

     "TREASURY REGULATION" and "TREAS. REG." has the meaning set forth in APPENDIX A.

     "UNLEASED SPACE" means that portion of rentable retail, office and storage space of the Building not subject to Actual Leases as of the Call Offer Date (but excluding therefrom the last 5% projected to be leased in the Lease-Up Schedule of the rentable office, retail and storage space of the Building).

     "UNLEASED SPACE PROJECTION" has the meaning set forth in Section 8.01(b).

     "UNLEASED SPACE VALUE" means the amount therefor determined as provided in Section 8.01(b)(iii).

     1.02 OTHER DEFINED TERMS: As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles, Exhibits, Schedules or paragraphs are to Sections, Articles, Exhibits, Schedules or paragraphs of this Agreement, (b) "hereof" and "herein" refers to this Agreement in its entirety and (c) each accounting term has the meaning assigned to it in accordance with GAAP.

     1.03 TAX MATTERS TERMS: Additional terms used herein are defined in Appendix A, Tax Matters.

     1.04 DEFINITIVE JOINT VENTURE AGREEMENT: This Agreement represents the "definitive joint venture agreement executed and delivered" pursuant to the penultimate paragraph of that certain letter agreement by and between Prime GR and Beitler DC dated March 11, 1998 ("Letter Agreement").


                              II.  ORGANIZATION

     2.01 FORMATION: The Members hereby agree to form the Company as a limited liability company under and pursuant to the Delaware Act, upon and subject to the terms and conditions set forth in this Agreement. Prime GR or any other Person authorized by Prime GR or approved by the Members is hereby authorized and directed to form the Company by filing a certificate of formation of the Company (the "Certificate of Formation") in the office of the Secretary of State of the State of Delaware. Beitler or any other Person authorized by Beitler or approved by the Members is hereby authorized to file and record any amendments to the Certificate of Formation and such other documen ts as may be required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

     2.02 NAME AND PRINCIPAL PLACE OF BUSINESS: (a) The name of the Company is set forth on the cover page to this Agreement. The Members may change the name of the Company from time to time and may adopt one or more fictitious names for use by the Company. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.

     (b) The principal place of business and office of the Company shall be initially located at the offices of the Managing Member, c/o J. Paul Beitler Development Company, 181 West Madison Avenue, Suite 3900, Chicago, Illinois 60602. The Members may from time to time change such principal office and place of business or may change or establish such additional offices or places of business of the Company as it may deem necessary or appropriate for the operation of the Company's business.

     2.03 TERM: The term of the Company shall commence on the date of the filing of the Certificate of Formation pursuant to the Delaware Act and shall continue in existence perpetually, unless sooner terminated by the Members or further extended by the unanimous agreement of the Members, pursuant to the provisions of this Agreement.

     2.04 REGISTERED AGENT, REGISTERED OFFICE AND FOREIGN QUALIFICATION: The name of the Company's registered agent for service of process shall be Corporation Service Company, and the address of the Company's registered agent and the address of the Company's registered office in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. Such agent and such office may be changed from time to time by the Members. Beitler or any other Person authorized by Beitler or approved by the Members, is hereby authorized, for the purpose of authorizing or qualifying the Company to do business in any state, territory or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification, including any filing or recording deemed necessary for or by Prime GR.

     2.05  PURPOSE:  (a) The purpose of the Company shall be:

        (i) To acquire, own, manage, develop, operate, finance, refinance, lease, sell and otherwise deal with and dispose of part or all of the Company Property;

        (ii) To acquire, own, manage, develop, operate, finance, refinance, lease, sell and otherwise deal with and dispose of part or all of any other Property or Company Assets as determined appropriate by the Members;

        (iii) To construct and contract for and supervise all work necessary or appropriate for construction of any improvements on the Property and/or the Parcels (including any and all improvements ancillary thereto) as determined appropriate by the Members; and

        (iv) To conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.

     (b) The Company shall not engage in any other business or activity or acquire any Property other than the Company Property without the approval of the Members.

     (c) The Members acknowledge and agree that the financial statements of the Company may be required by GAAP and/or the Securities and Exchange Commission to be consolidated at all times or from time to time with the financial statements of Prime GR and Prime GR Trust. Accordingly, the books and records of the Company and the financial reports required to be prepared and furnished to the Members and/or Members pursuant to Section 9.03 shall be prepared in accordance with GAAP and all other standards applicable to Prime GR Trust as a Reporting Company.

                                III.  MEMBERS

     3.01 ADMISSION OF MEMBERS: Beitler and Prime GR are hereby admitted as members of the Company and shall be shown as such on the books and records of the Company. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company, and no additional Interests shall be issued, without the approval of the Members.

     3.02 LIMITATION ON LIABILITY: Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise expressly provided in the Delaware Act, the liability of each Member shall be limited to the amount of capital contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

     3.03 PRIME RETAIL: The Members agree to develop the Company Property as three (3) separately saleable parcels, one for the parking, one for the retail space and one for the office space (whether by means of a so-called horizontal subdivision or by submission of the Company Property to a condominium regime), and that notwithstanding anything to the contrary contained herein Prime GR may assign its Interest in the Company to an entity (the "Venture") wholly owned by Prime GR and/or its Affiliates and Prime Retail, L.P. ("Retail") and/or its Affiliates, provided that Prime GR shall notify Beitler of its intention to do so on or before June 1, 1998.

     (a) In the event Prime GR assigns its Interest to the Venture, the Venture shall be deemed to be an Initial Member and shall have all of the rights and obligations of Prime GR arising hereunder.

     (b)  In the event the Venture exercises a Call Offer as provided in
Section 8.01, the equity interests to be paid for Beitler's Interest shall be a combination of Common Units and operating partnership units of Retail ("Retail Units"), such that the value of the Retail Units shall bear the same proportion to the value of the Common Units as the "profit" (calculated as hereinafter provided) attributable to the retail space in the Building bears to the "profit" attributable to the office space in the Building. For purposes of this Section 3.03, the profit attributable to the retail or office space in the Building shall be equal to the difference between (i) the Net Capitalized SNOI attributable to the income from the retail or office space and associated parking, as applicable, less (ii) the portion of Development Costs allocable to the retail or office space and associated parking, as applicable. If the Members are unable to agree upon an allocation of Development Costs between the office space and the retail space, such allocation shall be made by the general contractor and the architect for the Project, whose allocation shall be binding upon the Members.

                                 IV.  CAPITAL

     4.01 INITIAL CAPITAL CONTRIBUTIONS: (a) Simultaneously with the full execution of this Agreement, Beitler shall contribute or cause to be contributed to the Company (i) all of Beitler's right, title, and interest in and to the Company Property (including, without limitation, all of Beitler DC's interest therein and the $500,000 paid by Beitler DC as earnest money under the Purchase Contract), (ii) all of Beitler's, Beitler DC's and either of their Affiliates' right, title, and interest in and to any reports, work product, due diligence, test results, analyses and other evaluations regarding the Company Property (the "Reports") (which Reports shall be deemed to have no value), and (iii) $500,000 in cash. The Members agree that, on the date hereof, the agreed fair market value of the contributions described in subsection (i) above (net of any debt and other liabilities and expenses to which such contribution is subject or which the Company is assuming) is equal to $500,000. Upon making all of the Capital Contributions provided for in this Section 4.01(a), Beitler's Capital Account shall be credited with an amount equal to $1,000,000 (its "Initial Capital Contribution").

     (b) Simultaneously with the full execution of this Agreement, Prime GR shall contribute or cause to be contributed to the Company pursuant to this
Section 4.01, (i) all of Prime GR's right, title and interest in and to the Company Property (including, without limitation, all of Prime GR's $500,000 earnest money payment under the Purchase Contract), (ii) all of Prime GR's right, title, and interest in and to any reports, work product, due diligence, test results, analyses and other evaluations regarding the Company Property, if any (which shall be deemed to have no value), and (iii) $5,325,000.00 in cash. The Members agree that, on the date hereof, the agreed fair market value of the contributions described in subsection (i) above (net of any debt and other liabilities and expenses to which such contributions are subject or which the Company is assuming) is equal to $500,000. Upon making all of the Capital Contributions provided for in this Section 4.01(b), Prime GR's Capital Account shall be credited with an amount equal to $5,825,000.00.

     (c) If at any time or from time to time after May 31, 1998, and prior to the earlier of (i) October 1, 1999 and (ii) satisfaction of the Contribution Condition, additional funds are required by the Company to meet the obligations or needs of the Company as shown in the Current Budget and Operating Plan, including, without limitation, to satisfy any operating deficit, and there are not sufficient reserves held by the Company or available cash flow of the Company as shown in such Current Budget and Operating Plan (a "Predevelopment Shortfall"), the Members (or, in the case of Necessary Expenses included in any Predevelopment Shortfall, any Member) may (but shall not be obligated to) request Prime GR to make a further Capital Contribution ("Additional Capital Contribution") in the amount of such Predevelopment Shortfall. If so requested by the Members (or, in the case of Necessary Expenses included in any Predevelopment Shortfall, by any Member), Prime GR shall, within five (5) business days thereafter, contribute the amount of the applicable Predevelopment Shortfall subject to the limits set forth in Section 4.01(d). Only one Additional Capital Contribution may be requested during any 60 day period.

     (d) The aggregate amount of all Capital Contributions made by Prime GR pursuant to this Section 4.01 and not returned shall not at any time exceed $7,500,000 (its "Initial Capital Contribution").

     4.02 DEVELOPMENT COSTS CONTRIBUTIONS: (a) If at any time or from time to time, subsequent to the satisfaction of the Contribution Condition and prior to Substantial Completion, additional funds are required by the Company to meet the obligations or needs of the Company as shown in the Current Budget and Operating Plan, including, without limitation, to satisfy any operating deficit or to construct any improvements or alter any improvements on the Company Property and there are not sufficient reserves held by the Company or available cash flow of the Company as shown in such Current Budget and Operating Plan (a "Shortfall") and in a draw request under the Construction Loan or a request for funding prepared by the Managing Partner which contains substantially the same information and documentation that would be required to request a draw under the Construction Loan, which draw request or request for funding shall have been approved by Prime GR, which approval shall not be unreasonably withheld or delayed, not less than five (5) business days prior to any corresponding request of Prime GR to make a Development Costs Contribution; the Members (or, in the case of Necessary Expenses included in any Shortfall, any Member) may (but shall not be obligated to) request Prime GR to make a further Capital Contribution ("Development Costs Contributions") in the amount of such Shortfall. If so requested by the Members (or, in the case of Necessary Expenses included in any Shortfall, by any Member), Prime GR shall, within five (5) business days thereafter, contribute the amount of the applicable Shortfall subject to the limits set forth in Section 4.02(b). Only one Development Costs Contribution may be requested during any thirty (30) day period.

     (b) The aggregate amount of all Capital Contributions made by Prime GR pursuant to this Section 4.02 and not returned shall not exceed at any time its Development Costs Commitment. Any excess from time to time of Prime GR's Capital Contributions over its Development Costs Commitment shall be refunded to the extent of available Net Cash Flow as provided in Section 6.02(b).

     (c) For the purpose of determining the amount of Development Costs Contributions made by Prime GR pursuant to this Section 4.02, upon the election of Prime GR in its sole discretion and, subject to the provisions of
Section 6.02(d), the amount of any Guarantee Contribution by Prime GR shall be treated as if it were a cash contribution pursuant to Section 4.04(a). Any reduction in the amount of Prime GR's Guarantee Contribution shall result in a corresponding reduction in the amount deemed to have been made by Prime GR as a Capital Contribution.

     4.03 DEFICIT CONTRIBUTIONS: (a) If at any time or from time to time additional funds are required by the Company to meet any obligations or needs of the Company shown in a Current Budget and Operating Plan, including, without limitation, to satisfy any operating deficit or to construct any improvements or alter any improvements on the Company Property, and there are not sufficient reserves held by the Company or available cash flow of the Company as shown in such Current Budget and Operating Plan, and no Capital Contribution therefor can be required under Sections 4.01 or 4.02 (a "Deficit Shortfall"), the Members or any Member may (but shall not be obligated to) request that the Members make contributions in cash ("Deficit Contributions") in the amount of such Deficit Shortfall. If so requested by the Members (or, in the case of Necessary Expenses included in any Deficit Shortfall, by any Member), each Member may, but shall not be required to, within fifteen (15) business days thereafter contribute its pro rata share (based upon the relative Percentage Interests then in effect) of the amount of the applicable Deficit Shortfall.

     4.04 CAPITAL CONTRIBUTIONS AND REMEDIES: (a) Except as otherwise provided in Section 4.01(a), Section 4.01(b), Section 4.02(c) or Section 6.02(d), all Capital Contributions shall be made by wire transfer of funds to the Company account designated by the Members.

     (b) If any Member (the "Non-Contributing Member") fails to timely make any Capital Contribution (or any portion thereof) (a "Failed Contribution") requested or required by Sections 4.01, 4.02 or 4.03 hereof, and any other Member (the "Other Member") has made any share required by it to be made of such Capital Contribution, if any, then the Other Member will have the following rights and/or remedies:

        (i) If the Failed Contribution was an Additional Capital Contribution or a Development Costs Contribution, the Company or Beitler (acting alone) on behalf of the Company may exercise any and all rights and remedies available at law or in equity to enforce Prime GR's obligation to make such Failed Contribution or for damages suffered or incurred by Beitler or the Company by reason of the default by Prime GR;

        (ii) If the Failed Contribution was a Deficit Contribution, the Other Member, as its sole and exclusive remedy, may cause any one (but only one) of the following actions to be taken by delivery of notice to such effect to the Company and the Non-Contributing Member;

             (A) The Other Member may contribute the Non-Contributing Member's pro rata share of such requested Deficit Contribution (in which case, if such Failed Contribution is subsequently made by the Non-Contributing Member, it shall be paid over by the Company to the Other Member); or

             (B) The Other Member may withdraw its share of such requested Deficit Contribution.

     (c) Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in Section 4.01, 4.02 and 4.03 of this Agreement, and (ii) the remedy provisions in this Section 4.04.

     4.05 CAPITAL ACCOUNTS: A Capital Account shall be maintained for each Member in the manner set forth in Article II of APPENDIX A. The provisions of APPENDIX A are intended to comply with the requirements of Treas. Reg. Section signed 1.704-1(b)(2)(iv) with respect to substantial economic effect, and shall be interpreted and applied accordingly. Subject to the foregoing, the determination of Capital Account and Adjustments by the Tax Matters Partner shall be presumptively correct.

     4.06 NO FURTHER CAPITAL CONTRIBUTIONS: Except as expressly provided in this Agreement or with the prior written consent of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company. No Member will have any obligation to restore any negative or deficit balance in its Capital Account upon liquidation or dissolution of the Company, and any such negative or deficit balance shall not be deemed an asset of the Company.

                         V.  INTERESTS IN THE COMPANY

     5.01 PERCENTAGE INTERESTS: The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.

     5.02 RETURN OF CAPITAL: No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law.

     5.03 OWNERSHIP: All assets of the Company (including the Company Property) shall be owned by the Company, subject to the terms and provisions of this Agreement.

     5.04 WAIVER OF PARTITION; NATURE OF INTERESTS IN THE COMPANY: Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

     (a)  To cause the Company or any of its assets to be partitioned;

     (b) To cause the appointment of a receiver for all or any portion of the assets of the Company;

     (c) To compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

     (d) To file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.04, and without such waivers no Member would have entered into this

Agreement. No Member shall have any interest in any specific assets of the Company (including the Company Property). The interests of all Members in this Company are personal property.


                      VI.  ALLOCATIONS AND DISTRIBUTIONS

     6.01 ALLOCATIONS: For each Company taxable year or portion thereof, Net Profit and Net Loss shall be allocated as provided in APPENDIX A.

     6.02 DISTRIBUTIONS: Except as provided in Section 3.3 of APPENDIX A, the Company shall make quarterly distributions of Net Cash Flow (to the extent and if available) to the Members in the following manner and order of priority:

             (a) First, an amount of such Net Cash Flow shall be distributed (in the order and priority set forth below) to the Members until each of the Members has received distributions of Net Cash Flow, pursuant to this Section 6.02(a) and Section 3.3 of APPENDIX A, in an aggregate amount (for the current period and all previous periods) equal to the sum of (i) the aggregate of its Deficit Contributions made pursuant to this Agreement and (ii) a 22% cumulative annual preferred return (unless waived or reduced by the Member entitled to receive it, in such Member's sole discretion and without implying any obligation to waive or reduce such preferred return) compounded quarterly on the average daily balance of its aggregate unreturned Deficit Contributions made pursuant to this Agreement (with distributions made pursuant to clause (i) and clause (ii) hereof deemed to be made first with respect to the return described in clause (ii) hereof and then with respect to the aggregate Deficit Contributions described in clause (i) hereof). Amounts distributable under this Section 6.02(a) shall be distributed to the Members in the reverse order in which such aggregate Deficit Contributions were made; that is, the most recent Deficit Contributions made pursuant to this Agreement, together with the corresponding cumulative 22% annual preferred return, shall be returned or paid first to the Members having made such Deficit Contribution, and then, the next most recent Deficit Contribution, together with the cumulative 22% annual preferred return thereon, shall be returned or paid to the Members having made such Deficit Contribution, etc.; and

             (b) Thereafter, an amount of the remaining Net Cash Flow equal to the amount, if any, by which Prime GR's total Capital Contributions made and not returned exceed its Development Costs Commitment;

             (c) Thereafter, any remaining Net Cash Flow shall be distributed to the Members in accordance with and in proportion to their respective Payout Percentages, determined as of the moment each dollar of such distribution is made (as the same may vary from time to time as each dollar of such Net Cash Flow is distributed to the Members). Any distributions made pursuant to this Section 6.02(c) or Appendix A,
        Section 3.3, shall be deemed to be made first with respect to the cumulative annual preferred return components and then with respect to the return of the applicable Capital Contribution.

             (d) Any distribution to Prime GR representing a return of a Capital Contribution which is a Guarantee Contribution comprised of Cash Collateral shall be paid to Prime GR only upon the absolute assignment (subject to the interest therein of the Lender) to the Company by Prime GR of all or that portion of such Cash Collateral having a value equal to the value of such distribution. Any distribution to Prime GR representing a return of a Capital Contribution which is a Guarantee Contribution not comprised of Cash Collateral must, in Prime GR's sole discretion, either (i) be applied to the Construction Loan secured by such Guarantee Contribution or otherwise paid as a Guarantee Payment, (ii) be retained by the Company as a cash Capital Contribution or (iii) be paid into an escrow created by Prime GR to secure its obligation to fund the guarantee or letter of credit comprising such Guarantee Contribution, which escrow shall continue until the earlier to occur of (A) payment of such amount to the Lender as a Guarantee Payment or (B) any claim with respect to such guarantee or letter of credit of the Lender or with respect to any Construction Loan against the Member has terminated, whereupon the escrowed amount shall be paid to the Company as a Cash Contribution of the Member. Any such distribution to Prime GR representing a return of a Capital Contribution in the form of a Guarantee Contribution shall reduce Prime GR's Capital Contributions. Any amount paid pursuant to this Section 6.02(d) as a Cash Contribution of the Member shall, if appropriate pursuant to this Section 6.02 or Section 3.3 of Appendix A, thereupon be distributed to the Members.

             (e) Any preferred return payable to Prime GR with respect to Guarantee Contributions pursuant to Section 6.02(c) shall be reduced by the amount of interest paid by the Company on a portion of the Construction Loan equal to the amount of such Guarantee Contribution for the period with respect to which such preferred return is due and by any additional financing fees or other charges paid by the Company therefor.

             (f) Returns of Capital Contributions pursuant to Section 6.02(c) shall be deemed to be made to a Member first with respect to any Capital Contributions of such Member that are not Guarantee Contributions and then with respect to such Member's Guarantee Contributions. Preferred returns on Capital Contributions made to the Company will, in each case, be calculated from the actual date of contribution.


                               VII.  MANAGEMENT

     7.01 MANAGEMENT: (a) Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Members. The Members shall act by means of and through their authorized representatives appointed in writing pursuant to Section 7.02 ("Member Representatives"). Each Member Representative appointed by a Member shall act as agent for and under the sole and exclusive direction and control of such Member and shall be free to represent the views and positions of such appointing Member. All decisions made with respect to the management and control of the Company and approved by the Members (except only for any decisions which by the express terms of this Agreement require the approval of either of the Members) shall be binding on the Company and all Members. The

Members shall delegate certain managerial functions to the Managing Member, who shall be responsible for performing, or for causing to be performed, such duties as described in Section 7.03 hereof. The Members may also delegate in writing such other of their powers, duties, responsibilities and management functions as they may from time to time determine to the Managing Member, any other Member, or any officer, employee or agent of any Member or the Company. Except as otherwise expressly provided in this Agreement or as otherwise approved by the Members or otherwise approved or provided for in the Budget and Operating Plan, the Managing Member shall have the sole authority to authorize and approve all matters pertaining to the Company's business, other than the following matters (each a "Major Decision"):

        (i) The making of any decision and the implementing of any decision to acquire any Property (including without limitation the Company Property); committing to make or increase any non-refundable deposit in connection with the acquisition of any Property (or allowing any refundable deposit to become non-refundable); the execution and delivery of any agreement, contract, binding letter of intent or other document or instrument to purchase any Property; any assignment (in whole or in part) of any such agreement, contract, letter of intent or other document or instrument; the taking of any action required or permitted to be taken thereunder (including, without limitation, approval of proposed third party costs in connection with any due diligence and closing costs, and approval of structural/engineering and environmental reports, in each case prior to closing) or any decision to terminate any such agreement, contract, letter of intent or other document or instrument (the Members agree that no Member will be paid any acquisition fee with regard to the Company's purchase of any Property), provided, that the Members hereby approve the acquisition of the Company Property, the assignment of the benefits and assumption by the Company of the obligations of the purchaser under the Purchase Contract, entering into the Acquisition Loan, and the payment of the "Purchase Price", "Closing Costs", "Financing Costs" and "Due Diligence Costs" set forth in the Preliminary Budget and Operating Plan, Exhibit 2 hereto, in amounts not to exceed the amounts shown thereon and subject to upon presentation of actual invoices and statements therefor;

        (ii) The making of any decision to develop, rehabilitate or construct any improvements upon any Property (or any material variation of any decision previously approved by the Members); the expending of any funds in connection with any such activity except to the extent specifically provided for or contemplated in a Current Budget and Operating Plan and the selection of any general contractor therefor other than Morse-Diesel, unless in each case, the same has been previously approved by the Members;

        (iii) The approval of all plans and specifications, including without limitation the Plans and Specifications and design, architectural finishes and engineering specifications, relating to the construction of or alteration of any improvements on the Company Property or any other Property or material changes or modifications to such Plans and Specifications;

        (iv) The approval of all condominium declarations, air rights agreements, operating agreements, easements, covenants, conditions, restrictions and other documents which will benefit or burden the Company Property or any other Property and the approval of all applications for or other formal correspondence relating to a modification of the zoning for the Company Property or any other Property;

        (v) Any financing or refinancing of any Property and the use of any proceeds thereof, including, without limitation, interim and permanent financing, including any loan to finance part or all of the costs or expenses of any development or construction activities to be undertaken with regard to any Property, and any other financing or refinancing of the operations of the Company, any modification, extension, renewal or any recasting thereof and each draw or advance request thereunder, provided Prime GR shall have the exclusive right and authority to select the interest rate option to be selected by the Company from time to time under any Acquisition Loan or Construction Loan and, further provided, either Member may elect to extend the term of the Acquisition Loan for six (6) months at the Company's expense and on the terms provided in the Acquisition Loan documents.

        (vi) Any sale, transfer or other disposition of all or any material portion of any Property; (vii) The approval of any Budget and Operating Plan and any amendments or modifications thereto;

        (vii) The approval of any Budget and Operating Plan and any amendments or modifications thereto;

        (viii) The making of any expenditure or incurring of any obligation by or on behalf of the Company not shown in, or that varies from or is not specifically included in or contemplated under, a Current Budget and Operating Plan;

        (ix) To determine whether to request any Additional Capital Contribution, Deficit Contribution or Development Costs Contribution pursuant to Sections 4.01, 4.02 or 4.03 (other than for Necessary Expenses included in any Shortfall, Predevelopment Costs Shortfall or Deficit Shortfall);

        (x) Any lease of any portion of any Property over 10,000 square feet or for a term greater than five (5) years, including renewal options, or any amendment or modification thereto or termination thereof; and any other lease, or any termination thereof, which is not in accordance with lease guidelines for such Property included in the Current Budget and Operating Plan;

        (xi) The establishment of reserves, determination of the amount of available Net Cash Flow and, except as otherwise provided in Section
        6.02 or Section 3.3 of APPENDIX A, making of distributions to Members;

        (xii) The institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company and confession of any judgment against the Company or any property of the Company;

        (xiii) The possession or use of any Property (including any portion of any Property) for other than Company purposes;

        (xiv) Any issuance or sale by the Company of any securities or of additional interests in the Company, any merger, consolidation or other business combination transaction involving the Company or other monetization transaction or activities;

        (xv) (A) The filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or the consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, on behalf of the Company, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, or a substantial part of the Property of the Company, (E) the making of any assignment for the benefit of creditors on behalf of the Company, (F) the admission in writing of the Company's inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action;

        (xvi) The entering into of any asset or property management agreement or leasing agreement with regard to the Company, or any Property, or any other agreement anticipating a payment or receipt by the Company not contemplated in the Budget and Operating Plan, aggregating in excess of $50,000 to a single Person or related Persons or having a term in excess of one year (unless terminable by the Company on thirty
        (30) or fewer days notice);

        (xvii) The engagement of any sales or placement agent or broker not expressly permitted hereunder for the disposition, financing or refinancing of any Property;

        (xviii) Except to the extent otherwise provided herein, the entering into or consummation of any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest;

        (xix) Except to the extent otherwise provided herein, determining the amount of overhead and other reimbursements or any compensation payable to any Member or any of its Affiliates pursuant to the terms hereof or any separate agreement between the Company and a Member or any of its Affiliates;

        (xx) The appointment of the Company Accountant or any change in the Company Accountant or the selection of any other auditor or independent accounting firm for the Company or the making of any decision to change any other auditor or independent accounting firm of the Company;

        (xxi) Except as otherwise provided in Section 7.04(a), the making of any decision, taking any action or providing any consent or approval with regard to any property management or leasing agreement or any development or construction management agreement with any Member or any one or more of its Affiliates;

        (xxii) The approval, determination or any other action expressly reserved to the Members under this Agreement, including, without limitation, any modification, amendment, or renewal of any matter previously requiring the approval of the Members.

     (b) Anything herein to the contrary notwithstanding, in the case of a default under any Acquisition Loan, Construction Loan, or other loan to the Company, Prime GR may immediately in its sole discretion make a Capital Contribution or take any other action on behalf of the Company it deems appropriate to cure such default.

     (c) No Member, other than the Initial Members, shall have any right or power to participate in or have any control over the Company business, affairs or operations or to act for or to bind the Company in any matter whatsoever and no Member other than the Initial Members shall be required or permitted to consent to, acquiesce in, vote on or approve any action or act taken or decision made by the Members, except as otherwise specifically provided in this Agreement.

     (d) The Members acknowledge that Prime GR Trust, the managing general partner of Prime GR, is a Maryland real estate investment trust ("REIT"), and the Members authorize and direct the Managing Member to formulate, and the Members shall approve, each Budget and Operating Plan in a manner that recognizes the status of Prime GR Trust as a REIT and the income, asset and operating requirements of the Code which are applicable to a REIT (the "REIT Requirements"). The Budget and Operating Plan will include leasing guidelines consistent with the REIT Requirements and no action shall be taken which knowingly contravenes the REIT Requirements unless consented to by Prime GR.

     7.02 MEETINGS OF MEMBERS: (a) Each of the Initial Members shall appoint one or more individuals as representatives ("Member Representatives") who are authorized to act on behalf of the Member with respect to meetings of Members and any approvals of Members or such Member required hereunder. The initial Member Representatives appointed by Beitler shall be J. Paul Beitler. The initial Member Representatives appointed by Prime GR shall be Richard S. Curto and Kevork M. Derderian. Each of the Members may, by written notice to the other, remove any Member Representative appointed by such Member and appoint a substitute therefor; provided, however, that any new Member Representative appointed by any Member must either (i) be a partner, member, officer, director or employee of such Member or of an

Affiliate of such Member or (ii) be approved by a Member Representative appointed by the other Initial Member, such approval not to be unreasonably withheld.

     (b) The presence of Member Representatives of each of the Initial Members shall constitute a quorum for transaction of business at any meeting of the Members, provided that if only one of the Initial Members is represented at said meeting, such Member represented at such meeting may adjourn the meeting at any time without further notice. The act or affirmative vote of Member Representatives of both Initial Members shall be the act of the Members.

     (c) Any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by a Member Representative of each Initial Member. Any such consent signed by both the Initial Members shall have the same effect as an act of a majority (in number) of the Members at a properly called and constituted meeting of the Members at which all of the Members were present and voting.

     (d) Member Representatives may participate in and act at meetings of the Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance in person at the meeting of the person or persons so participating.

     (e) The Members shall meet from time to time no less frequently than quarterly, but as often as necessary or desirable to carry out its management functions. Meetings shall be held at the principal offices of the Company unless otherwise agreed. A Member Representative of the Managing Members shall prepare an agenda for each such meeting and shall distribute the same to each of the Members at least three (3) business days in advance of any such meeting (for review and comment). Any Initial Member may convene a meeting of Members upon at least three (3) business days' prior notice to the other Members specifying the date, time and place of proposed meeting, the agenda for the meeting and any documents proposed to be approved at the meeting (unless such notice is waived in writing). A written record of all meetings of the Members, and all decisions made by them, shall be made by the Member Representative appointed by the Initial Members as Secretary of the Members, and kept in the records of the Company and shall be initialed or signed by at least one Member Representative of each Initial Member. Minutes and/or resolutions of the Members, when initialed or signed by both Members, shall be binding and conclusive evidence of the decisions reflected therein and any authorizations granted thereby and the waiver of any agenda or notice requirements with respect thereto.

     (f) Except as otherwise determined by the Members, no Member or Member Representative shall be entitled to receive any salary or other remuneration or expense reimbursement from the Company for his services as a Member or Member Representative.

     (g) Except as otherwise agreed by the Members, the Initial Members shall meet weekly to review the status of the Project at the principal offices of the Company or such other location as is agreed upon. Each Initial Member shall use its best efforts to cause a Member

Representative or a partner, member, executive officer or director of such Member or of an Affiliate of such Member to attend each weekly meeting. No such weekly meeting shall constitute a meeting of the Members unless with respect to such meeting the agenda and notice requirements of Section 7.02(e) shall have been complied with.

     7.03 MANAGING MEMBER: (a) The Members may designate one of the Members to act as the managing member of the Company ("Managing Member") to implement the decisions of the Members. Subject to the provisions of Section 7.01 and the other provisions of this Agreement, the Managing Member shall (i) conduct the business of the Company on a day-to-day basis in accordance with the Budget and Operating Plan and such other guidelines as shall be adopted by the Members and in accordance with the standard of care required of prudent and experienced third-party developers and/or asset managers, as the case may be, performing similar functions, in accordance with customary industry standards,
(ii) perform the duties assigned to it hereunder and (iii) carry out all decisions and resolutions of the Members. The initial Managing Member shall be Beitler, which shall remain the Managing Member until changed by action of the Members or unless Beitler is terminated as the Managing Member pursuant to
Section 7.03(e) hereof. In the event that Beitler or any other Person should resign or be removed as the Managing Member, Prime GR may (but shall be under no obligation to) appoint a replacement thereof (including itself, or any third-party at such rates of compensation as it shall reasonably determine appropriate). Subject to the limitations set forth in this Agreement (including , without limitation, the required approval for Major Decisions) and the guidelines adopted by the Members, the Managing Member, on behalf of the Company, shall have the power and authority to enter into contracts and leases on behalf of the Company in accordance with the Current Budget and Operating Plan approved by the Members, to make expenditures as are required to implement a Current Budget and Operating Plan, but only to the extent that any such expenditures and amounts required to be paid by the Company under such contracts, leases and other instruments and documents are not in excess of the limitations provided for in Section 7.01(a) (unless such excess has been approved by the Members). The Managing Member shall have no power or authority to authorize or approve any Major Decision or to take any material action with regard thereto, unless the same has been approved by the Members. The Managing Member shall not be entitled to receive any fees or other compensation in respect of its activities as the Managing Member except as otherwise provided in Section 7.04.

     (b) In addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall:

        (i) Oversee the operations and management on a day-to-day basis of any and all of the assets which comprise the Company Property in accordance with the Budget and Operating Plan;

        (ii) Take all proper and necessary actions reasonably required to cause the Company and all third parties at all times to perform and comply with the provisions (including, without limitation, any provisions requiring the expenditure of funds by the Company) of any loan commitment, partnership agreement, agreement, mortgage, lease, or other contract, instrument or agreement to which the Company is a party or which affects any Company Property or the operation thereof, other than contracts, instruments or agreemen ts to which the Managing Member or its Affiliate is a party;

        (iii) Pay in a timely manner all non-disputed operating expenses of the Company and all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Property, in accordance with the terms of a Current Budget and Operating Plan or as otherwise provided herein;

        (iv) Obtain and maintain insurance coverage on all of the Company Property as required by the Members, with insurers selected by Prime GR and, if feasible and more favorable to the Company, under plans covering Prime GR and for its Affiliates; and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Property in accordance with a Current Budget and Operating Plan;

        (v) Deliver to the other Members promptly upon the receipt or sending thereof, copies of any material correspondence with any governmental authority and copies of all notices, reports, communications, and other material correspondence between the Company and (A) any landlord or tenant under any lease, (B) any lender under any mortgage loan, (C) any holder of a mortgage affecting all or any portion of any Company Property or which relates to any existing or pending default thereunder or to any financial or operational information required by such Person; or (D) any Person relating to any monetary or material non-monetary default under any material agreement to which the Company is a party;

        (vi) Prepare and deliver to all the Members monthly status reports and other information necessary to fully advise and apprise the Members of the status of any acquisitions of, dispositions of, leasing of, and development activities for, or proposed acquisitions of, dispositions of, leasing of, and development activities for any Property and of any proposed amendments (including any variation in proposed expenditures) to the Budget and Operating Plan (which updates and status reports, if approved by the Members, are "Status Reports"). Such Status Reports shall include such additional information as shall be reasonably requested by any Member and shall be delivered to the Members as soon as reasonably practicable after the end of each such monthly period, but in any event no later than the 5th business day following the end of such period.

        (vii) Maintain, or cause to be maintained, the books and records provided for in Article IX and promptly deliver to the other Members the reports, financial statements and other information provided for in Article IX hereof;

        (viii) If the Managing Member subcontracts with third parties or any of its Affiliates for the performance, as its agent, of any of the services to be performed by the Managing Member, supervise and oversee the performance of the services performed by such third parties or Affiliates (in the event of any such subcontract, references in this Agreement to actions taken or to be taken by the Managing Member shall include actions taken or to be taken by such subcontractors), provided that any such delegation or other subcontracting must be approved in writing in advance by the Members; and

        (ix) Advising the Members as far in advance as reasonably foreseeable with regard to the amount and timing of any Capital Contributions which may be required by the Company or necessary to the operations of the Company.

     (c) To the extent that any of the duties of the Managing Member described in Section 7.03(b) require the expenditure of funds or the incurring of obligations on behalf of the Company, unless the Members shall have expressly directed the Managing Member otherwise:

        (i) the approval of any Budget and Operating Plan by the Members shall constitute the authorization and approval of the Managing Member to expend such funds and incur such obligations in accordance with such Budget and Operating Plan; provided, that for each major line item set forth in such Budget and Operating Plan, the Managing Member is authorized to expend an amount in excess of the budgeted amount not to exceed in the aggregate for each line item the lesser of $10,000 and 10% of such line item; and

        (ii) without regard to amounts set forth in any Budget and Operating Plan or whether any Budget and Operating Plan has been approved, the Managing Member is hereby authorized to expend funds for emergency repairs or other immediately necessary expenditures to avoid material harm to the value of any Company Property.

     (d)  Without limiting the authority of the Managing Member pursuant to
Section 7.03(b) above, prior to making any expenditure or incurring any obligation on behalf of the Company, the Managing Member may require the Members to certify that such expenditure or obligation has been approved by the Members.

     (e) In addition, the Company shall reimburse the Managing Member for any out-of-pocket costs incurred by the Managing Member but only to the extent such expenditures were approved by the Members pursuant to Section 7.02(a).

     (f) Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall not be obligated to make any expenditures or advance any funds on behalf of the Company except from the accounts of funds of the Company, nor shall the Managing Member be obligated to perform its duties and obligations hereunder if Company funds are not available in amounts required to perform such duties and obligations. In addition, the Managing Member shall not, without the prior approval of the Members, unless previously approved or specifically provided for in a Current Budget and Operating Plan or in this Agreement, take any action constituting a Major Decision.

     7.04 SERVICES AND FEES: (a) Beitler and Prime GR will be paid by the Company the following fees in connection with the Project:

        (i) A development fee equal to $3.6 million will be divided equally between Beitler and Prime GR and paid in equal monthly installments during the projected period of construction, commencing with the Construction Loan Opening;

        (ii) A construction supervision fee equal to 1% of hard construction costs (both base building and tenant improvements costs), net of reasonable amounts paid to any third-party construction managers or supervisors, will be divided equally between Beitler and Prime GR and paid in equal monthly installments during the projected period of construction, commencing with the Construction Loan Opening (all such third-party construction managers and supervisors and all senior employees of a Member to whom it delegates base building or tenant improvements construction supervision are subject to the approval of the Members, which approval shall not unreasonably be withheld);

        (iii) Leasing commissions at market rates, net of market commissions paid to outside brokers and of market salaries and commissions paid to inside brokers employed by Beitler, all of such commissions and salaries to be approved by the Members (which approval shall not be unreasonably withheld or delayed), will be divided equally between Beitler and Prime GR for a term of five (5) years commencing April 1, 1998, and paid at such times as leasing commissions are customarily paid;

        (iv) A management fee of $1.00 per square foot per annum of the rentable area of the office and retail portions of the Building (exclusive of salaries for the property manager, assistant property manager, administrative assistant and accountant, which shall be paid by the Company in addition to such management fee) will be divided equally between Beitler and Prime GR for a term of five (5) years commencing on Substantial Completion and paid at the intervals such fees are customarily paid to third-party managers;

        (v) All fees earned by either Member relating to the construction of tenant improvements in the Company Property will be shared equally between Prime GR and Beitler, including any construction supervision fee which is paid by a tenant;

        (vi) A project manager's fee equal to $1.8 million shall be payable to Beitler at the rate of $100,000 per month for the eighteen month period commencing with the Construction Loan Opening; and

        (vii) Prime GR shall receive a fee equal to 2%, annualized and payable monthly in arrears, of the aggregate outstanding amount (not to exceed $3.5 million for the purposes of calculating such fee) of the Prime Guarantees it shall have provided from time to time to secure repayment of any Acquisition Loan; and

        (viii) Any other fees, not set forth above, earned or received at any time by either Beitler or Prime GR, or Affiliates of either of them, with respect to the Company Property or the Project, shall be divided equally between Beitler and Prime GR.

     (b) Prime GR, Prime Group Realty Services Inc., or an Affiliate of Prime GR or The Prime Group, Inc. shall manage the Company Property for a term commencing upon Substantial Completion and continuing for five (5) years thereafter, pursuant to a written management agreement with the Company ("Management Agreement"), which shall provide for the fees set forth in paragraph (a)(iv) above and otherwise be on customary terms and conditions satisfactory to the Members.

     (c) Beitler, or an Affiliate of Beitler of which J. Paul Beitler is the sole managing and voting member or has substantially all the management authority, shall be the exclusive leasing agent for the Company Property for a Term commencing April 1, 1998 and continuing for five (5) years thereafter, pursuant to a written leasing agency agreement with the Company ("Leasing Agency Agreement"), which shall provide for the fees set forth in paragraph
(a)(iii) above and otherwise be on customary terms and conditions satisfactory to the Members.

     (d) Notwithstanding the generality of the foregoing, any such Management Agreement or Leasing Agency Agreement with a Member or one or more of its Affiliates will at all times be immediately terminable by any Member on behalf of the Company (without penalty or fee) upon (i) the sale of the Company Property, (ii) the transfer of all of the Interests in the Company or of the Members other than a permitted Transfer, (iii) the expulsion, bankruptcy or dissolution of such Member (or the occurrence of any such event to any Affiliate of such Member which is a party to such agreement), (iv) the occurrence of any Change in Control with regard to such Member (or the occurrence of any such event with regard to any Affiliate of such Member which is a party to such agreement), (v) the violation of the transfer restrictions contained herein by such Member or any of its Affiliates, or (vi) such Member, or any one or more of its Affiliates which is a party to such agreement (in its capacity as a service provider under either the management or leasing agreements with the Company), has been grossly negligent in the performance of its duties under such agreement or has taken any action or failed to take any action which constitutes fraud, bad faith or willful misconduct .

     (e) Any agreements with any Member or an Affiliate of any Member must be approved by the Members, and, except as otherwise provided in this Agreement, no fees or compensation will be paid by the Company to any Member or any of its Affiliates, unless the same has been approved by the Members or specifically contemplated in the Budget and Operating Plan.

     (f)  In addition and notwithstanding the foregoing provisions of this
Section 7.04, the Members may determine that it is appropriate for the Company to enter into agreements with one or more third parties to sell or provide other professional services with respect to any Company Property or the Company, which agreements shall be subject to the approval of the Members. The fees for services from such third parties shall not exceed the prevailing competitive fees being charged for such services for similar properties in the market where the subject Company Property is located.

     (g) Beitler may delegate to Beitler DC the performance of (but not the responsibility for) any or all of its duties hereunder as Managing Member so long as no event occurs with respect to Beitler DC which if it occurred with respect to Beitler would constitute a Change of Control under Section 7.07 hereof.

     7.05 DUTIES AND CONFLICTS: (a) The Members and their respective officers, employees and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as otherwise provided in this Agreement or as otherwise agreed to by the Members or as approved by the Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

     (b) Each of the Members recognizes that each of the other Members and its members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, have or may in the future have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that except as hereinafter provided each of the other Members and its members, partners, shareholders, officers and directors, employees, agents, representatives and Affiliates, are entitled to carry on such other business interests, activities and investments. Each of the Members may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, each of the Members may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members. Neither the Company nor the other Members shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

     7.06 COMPANY EXPENSES: The Company shall be responsible for paying, and shall pay, all direct fees, costs and expenses related to the business of the Company to the extent approved by the Members or otherwise authorized by this Agreement ("Approved Company Costs"), including: (i) acquiring, holding, owning, developing and operating the Company Property, (ii) all fees payable under Section 7.04, and (iii) all costs of financing, fees and expenses of attorneys, financial advisors, accountants, appraisers, brokers and engineers, and all other fees, costs and expenses directly attributable to the business and operations of the Company. In the event any such Approved Company Costs are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment. Notwithstanding anything in this

Agreement to the contrary, in no event shall the Company have any obligation to pay or reimburse any Member for (a) any direct or indirect general overhead expense of such Member or (b) the costs and expenses relating to any employees, staff or other internal personnel necessary to conduct the day-to-day operations of the Member or provide the financial reporting of the Company or to oversee the operations of any Company Property, except as expressly otherwise provided in the Leasing Agreement or the Management Agreement or (c) any travel expenses, unless the same has been specifically approved by the Members or is expressly authorized in this Agreement or a Current Budget and Operating Plan.

     7.07 CHANGE IN CONTROL: For purposes of this Agreement, a Change in Control of shall occur if at any time any of the following occur:

     (a) J. Paul Beitler (or an entity wholly owned and controlled by him) ceases to (i) have substantially all the management authority of Beitler or
(ii) together with his Immediate Family, own at least a 51% equity and voting interest in and control Beitler;

     (b) J. Paul Beitler or his Immediate Family transfers all or any portion of their respective interests in Beitler to any person or entity other than transfers to their Immediate Family or to Affiliates of Beitler;

     (c) Beitler is dissolved, terminated or liquidated or merged, consolidated or reorganized into or with another corporation or other legal person other than an entity controlled by J. Paul Beitler and his Immediate Family to an extent which would satisfy paragraph (a) above if such entity were Beitler; or

     (d) Beitler sells all or substantially all of its assets to any other person or entity other than an entity controlled by J. Paul Beitler and his Immediate Family.

     For purposes of this Agreement, the term "Immediate Family" shall mean and refer to any spouse, ex-spouse, ancestors, lineal descendants and the brothers and sisters of such persons, any trust established for the benefit of any of them or any other legal entity owned and controlled exclusively by them, or the estate or legal representatives of any such person that is deceased.

     7.08 ACTIONS REQUIRING MEMBER APPROVAL: Notwithstanding any other provision of this Agreement, the unanimous affirmative vote or unanimous written consent of all Members shall at all times be required to approve the following matters:

     (a) Except as otherwise provided in Section 13.02, the dissolution or winding up of the Company;

     (b)  The merger or consolidation of the Company; and

     (c)  Amendments to this Agreement.

                             VIII.  CALL OPTIONS

     8.01 CALL OPTION: At any time after Substantial Completion and satisfaction of the applicable Call Offer Condition, Prime GR (the "Call Offeror") shall have the right to make an offer as described below (the "Call Offer") to Beitler (the "Call Offeree") as set forth below:

     (a) The Call Offer shall (i) be in writing, signed by the Call Offeror and delivered to Beitler and the Company Accountant and (ii) specify whether it is a 90% Call Offer or a 70% Call Offer.

     (b) (i) If the Call Offer is a 70% Call Offer, a proposed Unleased Space Projection shall be prepared by the Members (or by each Member if they cannot agree as herein provided) containing the following projections required to determine the Unleased Space Value (without duplication of the corresponding revenue and expense items utilized in calculating Net Capitalized SNOI (70%)):

                (A) Projected Revenues from the Projected Leases for the twelve (12) full calendar month period following the Call Offer Date consisting solely of Stated Rent;

                (B) Free Rent which will be allowed or incurred in connection with the Projected Leases;

                (C) Lease-Related Capital Expenditures which will be incurred in connection with Projected Leases;

                (D) A Schedule for dates of execution and commencement of each Projected Lease ("Lease-Up Schedule"); and

                (E)  Based on the Lease-Up Schedule, Nonreimbursable Expenses.

        (ii) The Unleased Space Projection and each component thereof shall be based on (A) reasonable lease-up timing projections and (B) reasonable estimates of Stated Rents which will be provided for in the Projected Leases when leased in arms-length transactions between a willing landlord and willing tenants in the office space markets existing as of the Call Offer Date, after due consideration to the (C) the size, location, area, view and amenities of the Unleased Space,
        (D) the rents under and history of leasing of the Building space covered by Actual Leases as of the Call Offer Date, (E) the availability of similar space in comparable locations and buildings in the City of Chicago central business district ("CBD"), (F) the recent, current and reasonably expected demand for similar space by prospective tenants and (G) Free Rent and Lease-Related Capital Expenditures recently, currently, and which over the near term may reasonably be expected with respect to such similar space;

        (iii) Based on the Unleased Space Projection, Capitalized SNOI (Unleased Space) shall be determined. Based on the Free Rent, Capitalized Expenditures and Nonreimbursable

        Expenditures projected in the Unleased Space Projection, Net Capitalized SNOI (Unleased Space) shall be determined, which calculated amount shall be the "Unleased Space Value".

        (iv) The "Unleased Space Projection" shall be approved and "Unleased Space Value" shall be determined as herein above provided (A) in one or more meetings by the Initial Members within thirty (30) days of the Call Offer Date, in which meetings the Initial Members shall use their best efforts to reach an agreement, or (B) if no such agreement shall be reached by the end of such thirty (30) day period ("Unleased Space Valuation Date"), by binding arbitration as herein below in this
        Section 8.02(b) provided (in which case the Unleased Space Valuation Date shall be deferred to the thirtieth (30th) day after the date a final Unleased Space Value is established).

        (v) If as of the original Unleased Space Valuation Date, no Unleased Space Value has been agreed upon by the Initial Members, each of the Initial Members shall, on or before such date, give written notice to the other specifying the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. Within ten (10) days thereafter (A) the two (2) arbitrators shall select a third arbitrator and notify the Initial Members thereof and (B) within five (5) days after such notification, each of the Initial Members shall provide the third arbitrator with its proposed Unleased Space Projections containing such Initial Member's determination of the Unleased Space Value ("Proposed Unleased Space Projection"), together with the basis upon which such Initial Member calculated Unleased Space Value, including the following items:

          1.   Lease-Up Schedule
          2.   Projected Revenues of Unleased Space
          3.   Stabilized Net Operating Income (Unleased Space)
          4.   Capitalized SNOI (Unleased Space)
          5.   Lease-Related Capital Expenditures relating to Unleased Space
          6.   Free Rent relating to Unleased Space
          7.   Nonreimbursable Expenses relating to Unleased Space
          8.   Discounted Capital Expenditures
          9.   Discounted Free Rent
          10. Discounted Nonreimbursable Expenses

        (vi) All arbitrators appointed shall be MAI Members of the American Institute of Real Estate Appraisers with not less than ten (10) years of experience in the appraisal of improved commercial, office building real estate in the CBD, and be devoting substantially all of their time to professional appraisal work at the time of appointment, and be in all respects impartial and disinterested. Each arbitrator shall be exculpated and indemnified by the Company to the same extent as Members pursuant to Article XI hereof.

        (vii) The decision of the third arbitrator shall be given within a period of sixty (60) days after the appointment of such third arbitrator, who shall notify the Initial Members in writing of his or her determination of which proposed Unleased Space Value, either that prepared by Beitler or that prepared by Prime GR, more closely approximates the third arbitrator's professional opinion of the accurate Unleased Space Value, which proposal shall thereupon be the Unleased Space Projection and the Unleased Space Value set forth herein shall be the Unleased Space Value for the purpose of determining the Call Offer Price. The third arbitrator shall select the Unleased Space Value of either Beitler or Prime GR and associated Unleased Space Value, and shall not have discretion to specify an Unleased Space Value other than one of the two Unleased Space Values submitted by Beitler and Prime GR.

        (viii) Each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of such party and the reasonable fees and expenses of the third arbitrator shall be borne equally by both parties. If either Initial Member fails to appoint its arbitrator or deliver its Proposed Unleased Space Projection to the third arbitrator within the times above specified, the Proposed Unleased Space Projection of the other Initial Member shall set the Unleased Space Value. If the two (2) arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request appointment of such third arbitrator by application to any Judge of the Circuit Court of the County of Cook, State of Illinois, upon ten (10) days' prior written notice to the other party of such intent.

     (c) The Company Accountant shall, within 10 calendar days of the later of the Call Offer Date or the Unleased Space Valuation Date, (i) calculate the Call Offer Price and (ii) determine and notify the Members of the amount the Call Offeree would receive as a Member on account of its respective Interest and any loans made by such Member to the Company if all Company assets were sold for the Call Offer Price, all liabilities of the Company (including any loans by any Member to the Company) were paid in full, and the remaining proceeds were distributed to the Members in accordance with Section 3.3 of APPENDIX A (the "Offeree Value"). Prime GR shall purchase all of Beitler's right, title and interest in and to its Interest and in any loans to the Company for a cash purchase price equal to the Offeree Value, in the form of limited partnership units in Prime GR ("Common Units"), for which purpose the value of a Common Unit shall be equal to the average closing price on the New York Stock Exchange of the common stock of Prime GR Trust into which the Common Units are convertible ("Common Stock") for the 20 trading days immediately preceding the Closing. The Common Units shall be exchangeable at Beitler's option into unrestricted Common Stock, registered under the Securities Act of 1933, at any time which is more than six months after the Closing (the "Restricted Period"), provided Beitler may elect by notice to Prime GR at or prior to Closing to cause the Restricted Period to be extended six (6) additional months to one calendar year. Beitler shall execute at closing or shall be deemed to have executed and shall comply with the terms of the Common Unit Recipient Certifications in a form substantially identical to APPENDIX B hereto.

     (d) Within five (5) business days of being notified of the Offeree Value by the Company Accountant, Prime GR shall deposit in escrow with a bank or other financial institution selected by it, as escrowee, an earnest money deposit in cash in an amount equal to (i) 5% multiplied by (ii) the Offeree Value to be paid in connection with such purchase, and, if Prime GR fails to close such purchase as provided in this Section 8.01, then Beitler may retain such deposit and exercise any other rights or remedies available at law or in equity, including the rights set forth in Article XIII. At Closing upon receipt of the Common Units, Beitler shall return or cause the return of such deposit to Prime GR.

     (e)  Each Member shall be entitled to enforce its rights under this
Section 8.01 and the Sale Contract created pursuant to Section 8.02 by specific performance. If Prime GR defaults, and fails to cure within any applicable cure period, under this Section 8.01 or the Sale Contract, Prime GR shall have no further right to make any Call Offer.

     (f) Prime GR may freely assign its rights and obligations pursuant to this Section 8.01 to an Affiliate by delivering notice of such assignment to Beitler, provided that Prime GR shall remain liable for any and all obligations of its assignee, as if Prime GR had not assigned its rights pursuant to this Section 8.01(f).

     (g) Notwithstanding anything to the contrary herein contained, Prime GR shall have no further right to make any Call Offer more than one year after the later to occur of (i) the date the 90% Leasing Condition is satisfied or
(ii) the date notice thereof has been provided by Beitler to Prime GR.

     (h) Prime GR Trust and Prime GR shall execute an acknowledgment to Beitler confirming that upon the exchange of Beitler's Common Units, Beitler's Prime GR Trust Common Stock shall be covered by, and Beitler shall be the beneficiary of, Prime GR Trust's Registration Right Agreement dated as of December 15, 1997.

     8.02 SALE CONTRACT; CLOSING: (a) Upon delivery of the notice of Offeree Value and/or Offeror Value by the Company Accountant pursuant to
Section 8.01(c), a binding sale contract for the purchase and sale of Beitler's Interest under Section 8.01 ("Sale Contract") shall exist between Beitler and Prime GR, which Sale Contract shall have the terms and provisions set forth in Section 8.01 and this Section 8.02.

     (b) The closing ("Closing") of any purchase and sale under Section 8.01 (each a "Sale") will be held at the Company's principal office and shall take place no later than the date which is 90 calendar days after the later of the Call Offer Date and the Unleased Space Valuation Date. All transfer, stamp and recording taxes imposed on the transfer, and all other closing costs shall be allocated 50% to Beitler and 50% to Prime GR. At Closing all of Beitler's Interest shall be transferred and assigned by Beitler to Prime GR pursuant to such stock powers, bills of sale, assignments, consents and other instruments of transfer in such form as may reasonably be required by Beitler. Each of Beitler and Prime GR shall use their best efforts in good faith to cause all of the conditions to Closing to be satisfied.

     (c) Beitler shall covenant and warrant at Closing as follows, all of which shall survive the Closing:

        (i) Beitler is and will be as of the Closing duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to enter into and carry out the Sale Contract according to its terms

        (ii) The execution, delivery and performance of the Sale Contract and of each of the closing documents has been duly authorized and approved by Beitler and constitutes a legal and binding obligation of Beitler, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

        (iii) There is no litigation, proceeding or investigation pending, or to the knowledge of Beitler, threatened against or affecting Beitler or the Members of Beitler that might affect or relate to the validity of the Sale Contract or any action taken or to be taken pursuant thereto.

        (iv) There is no tax lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of Beitler.

        (v) Beitler's Interest is free from any lien, encumbrance or restriction (including, but not limited to, any liens, encumbrances or restrictions arising in connection with senior or other indebtedness owed by Beitler or any of its Affiliates), except for any lien, encumbrance or restriction created by Prime GR or expressly approved by it in connection with the Sale or securing obligations of the Company approved by the Members. Subject to the foregoing exception, Beitler shall provide Prime GR with releases (in appropriate form for filing, if applicable) of any liens, encumbrances or restrictions. Either Prime GR or Beitler may cause the Purchase Price or a portion thereof to be applied to any lien, encumbrance or restriction not permitted hereunder which may be discharged by the payment of money.

        (vi) That at any reasonable time and from time to time after the Closing, Beitler will do all such further things as Prime GR may reasonably request to perfect the transfer and delivery to Prime GR or to its successors or assigns or to aid or assist in collecting and reducing to possession any and all of Beitler's Interest.

     (d) Prime GR and Prime GR Trust shall covenant and warrant at Closing as follows, all of, which shall survive the Closing:

        (i) Prime GR is and will be as of the Closing duly organized, validly existing and in good standing under the laws of the State of Delaware and has all the requisite power and authority to enter into and carry out the Sale Contract according to its terms.

        (ii) The execution, delivery and performance of the Sale Contract and of each of the closing documents has been duly authorized and executed by Prime GR and constitutes a legal and binding obligation of Prime GR, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

        (iii) There is no litigation, proceeding or investigation pending, or the knowledge of Prime GR, threatened against or affecting Prime GR or the partners of Prime GR that might affect or relate to the validity of the Sale Contract or any action taken or to be taken pursuant thereto, or that might have a material adverse effect on the business or operations of Prime GR.

        (iv) Prime GR Trust and Prime GR have filed or caused to be filed all federal, state, local, foreign and other tax returns, reports, information returns and statements required to be filed by them. Prime GR Trust and Prime GR have paid or caused to be paid all taxes (including interest and penalties) that are shown as due and payable on such returns or claimed by any taxing authority to be due and payable with respect to such returns, except those which are being contested by them in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on their books in accordance with generally accepted accounting principles consistently applied. Prime GR Trust and Prime GR do not have any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by them in accordance with generally accepted accounting principles consistently applied. Federal and state income tax returns for Prime GR Trust and Prime GR have not been audited by the Internal Revenue Service or state authorities. No deficiency, assessment with respect to, or proposed adjustment of, Prime GR Trust's or Prime GR's federal, state, local, foreign or other tax returns is pending or, to the best of the Prime GR's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, local or other tax authority, outstanding against the assets, properties or business of Prime GR Trust or Prime GR.

        (v)  Prime GR has delivered to Beitler a complete and correct copy of
        (i) the certificate of limited partnership and bylaws of Prime GR, and
        (ii) the Prime GR Partnership Agreement (hereinafter defined), in each case, as amended.

        (vi) Prime GR has previously made available to the Contributor complete and correct copies of: (i) the annual report on Form 10-K for Prime GR Trust; (ii) all quarterly reports on Form 10-Q for Prime GR Trust for each quarter in 1998 and 1999; (iii) definitive proxy statement for Prime GR Trust for 1998; (iv) current report on Form
        8-K for Prime GR Trust for 1998; and (v) any other form, report, schedule and statement and filed by Prime GR Trust for 1998 with the SEC under the Exchange Act, since January 1, 1998 (collectively, the "SEC Documents"). As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Exchange Act to the extent applicable to such SEC Document, and none of such SEC Documents (as of their respective dates) contained an untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except as the same was corrected or superseded in a subsequent document duly filed with the SEC, that has been delivered to the Contributor. Prime GR Trust has timely filed all reports and made all filings required to be filed under the Exchange Act with the SEC under the rules and regulations of the SEC.

        (vii) The Partnership Agreement provides for each Common Unit to receive a distribution equal to the cash and non-cash dividends or distributions payable upon a share of Prime GR Trust common stock.

        (viii) Prime GR agrees to use the "traditional method" under Section 704(c) of the U.S. Internal Revenue Code to adjust for discrepancies between the agreed-upon value of the various components of the Company Property (or for any property received in exchange for the Company Property in a like-kind exchange) and the adjusted tax basis of such components.

        (ix) Prime GR Trust has been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986 (the "Code") and its method of operation is expected to enable it to continue to satisfy the requirements for taxation as a real estate investment trust under the Code for the fiscal year ending December 31, 1998 and in the future. Prime GR covenants and agrees that it shall use its commercially reasonable efforts to cause Prime GR Trust to continue to be taxed as a real estate investment trust under the Code unless the Board of Trustees of Prime GR Trust determines that it is in the best interests of the shareholders of Prime GR Trust to be taxed otherwise.

        (x) Prime GR is classified as a partnership and not as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes."

        (xi) That at any reasonable time and from time to time after the Closing, Prime GR and Prime GR Trust will do all such further things as Beitler may reasonably request to perfect the transfer and delivery to Beitler or to its successors or assigns, of the Commons Units and exchange of the Common Units for Prime GR Trust common stock.

        (xii) Prime GR agrees that it will, or, it will cause any entities controlled by Prime GR, in each case that hold an interest in the Company Property or any portion thereof or other property of Prime GR or its Affiliates, nonrecourse liabilities in an amount which is sufficient to enable Beitler to avoid recognizing gain as a result of a deemed distribution of money to Beitler relating to Common Units owned by Beitler.

     (e) The obligation of the Prime GR to purchase Beitler's Interest shall be subject to satisfaction on the date of the Closing (the "Closing Date") of each of the following conditions unless waived in writing by the Purchaser:

        (i)  The warranties and representations of Beitler set forth in
        Section 8.02(c) shall be true in all material respects at and as of the Closing.

        (ii) All the agreements and conditions to be performed or satisfied by Beitler under the Sale Contract at or prior to the Closing shall have been duly performed or satisfied.

        (iii) The Seller shall have delivered to the Purchaser releases of any liens or security interests as provided in Subsection 8.02(c)(i).

        (iv) No third party action, suit or proceeding shall be pending before any court or governmental body seeking relief in connection with this Agreement or seeking to restrain or prohibit the consummation of the Sale.

        (v) An opinion of a nationally recognized law firm acting as counsel for Beitler reasonably acceptable in form and content to Prime GR to the effect that:

             (A) Beitler is duly existing in good standing under the laws of its state of organization with full power and authority to carry on its businesses; and

             (B) The Sale Contract constitutes the valid, binding and enforceable obligation of Beitler.

     (f) The obligation of Beitler to sell Beitler's Interest shall be subject to satisfaction on the Closing Date of each of the following conditions unless waived in writing by Beitler.

        (i)  The warranties and representations of Prime GR set forth in
        Section 8.03(d) shall be true in all material aspects at and as of the Closing.

        (ii) All the agreements and conditions to be performed or satisfied by Prime GR under the Sale Contract at or prior to the Closing shall have been duly performed or satisfied.

        (iii) No third party action, suit or proceeding shall be pending before any court or governmental body seeking relief in connection with this Agreement or seeking to restrain or prohibit the consummation of the Sale.

        (iv) An opinion of a nationally recognized law firm acting as counsel for the Prime GR and Prime GR Trust reasonably acceptable in form and content to Beitler to the effect that:

                  (A) Prime GR Trust has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code and currently qualifies to be taxed as such;

                  (B) Prime GR Trust is classified as a partnership and not as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes; and

                  (C) The Sole Contract constitutes the valid, binding and enforceable obligation of Prime GR.

        (v) Evidence of organization, existence and authority of Prime GR and Prime GR Trust and the authority of each person executing documents on behalf of each, reasonably satisfactory to Contributor;

     8.03  TERMINATION OF OTHER AGREEMENTS:   If Beitler's Interest is
purchased under this Article VIII, all other agreements with Beitler or its Affiliates shall be terminated; provided, Beitler's right to receive the fees provided in Section 7.04(a) shall not be affected by the purchase of Beitler's Interest under this Article VIII.

     8.04  POWER OF ATTORNEY:  In the event that Beitler under Section 8.01 or
8.02 shall have failed or refused, within five (5) business days after receipt of a notice from any of the other Members requesting such Call Offeree to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 8.01 or 8.02, then Prime GR may execute, acknowledge and deliver such documents for, on behalf of and in the stead of Beitler, and such execution, acknowledgment and delivery by Prime GR shall be for all purposes effective against and binding upon Beitler as though such execution, acknowledgment and delivery had been by Beitler, provided Prime GR shall have provided Beitler with at least five days prior written notice of its intention to utilize the provisions of this
Section 8.04. Each Member does hereby irrevocably constitute and appoint each other Member as the true and lawful attorney-in-fact of such Member and the successors and assigns thereof, in the name, place and stead of such Member or the successors or assigns thereof, as the case may be, to execute, acknowledge and deliver such documents (other than any documents transferring Common Units) in the event such Member is Beitler under the circumstances contemplated by this Section 8.04. It is expressly understood, intended and agreed by each Member, for such Member and its successors and assigns, that the grant of the power of attorney to any other Member pursuant to this
Section 8.04 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency, as applicable, of such granting Member, or the assignment of the Interest of such granting Member, or the dissolution of the Company.

                            IX.  BOOKS AND RECORDS

     9.01 BOOKS AND RECORDS: The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and the ownership and operation of the Company Property. Books, records, bills, receipts and vouchers shall be maintained on file by or under control of the Managing Member. The Managing Member shall maintain or cause said books and accounts to be maintained in a safe manner and separate from any records not having to do directly with the Company or any Company Property. The Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 9.03. Such books and records of account shall be prepared and maintained by and under the supervision of the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Members. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company's office during reasonable business hours.

     9.02 ACCOUNTING AND FISCAL YEAR: The books of the Company shall be kept on the accrual basis and the Company shall report its operations for tax purposes on the accrual method. The taxable year of the Company shall end on December 31 of each year, unless a different taxable year shall be required by the Code.

     9.03 REPORTS: (a) The Managing Member shall prepare at the Company's expense the financial reports and other information that the Members may determine are appropriate, including those provided for in Section 7.03(b).
In any event, the Managing Member shall prepare or cause to be prepared at the expense of the Company and furnish to each of the Members: (i) within ten
(10) calendar days, preliminary, and within sixty (60) calendar days after the close of each fiscal year of the Company, a final balance sheet of the Company dated as of the end of the fiscal year, together with a related statement of income and expense, statement of cash flow and statement of changes in Members' capital for the Company for the fiscal year and information for the fiscal year as to the balance in each Member's Capital Account, and all other information reasonably required by each Member, all of which final financial statements shall be prepared in accordance with GAAP and certified to by the Managing Member as being, to the best of its knowledge, true and correct, and all of which shall be audited and certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, statement of income and expense, statement of cash flow, statement of changes in Members' capital and other information in draft form to the Members for review prior to finalization and certification thereof); (ii) within ten (10) calendar days, preliminary, and withing twenty (20) calendar days after the close of each fiscal quarter of the Company (other than the last fiscal quarter in any fiscal year), final balance sheet of the Company dated as of the end of and for the fiscal quarter, together with a related statement of income and expense, statement of cash flow and statement of changes in Members' capital for the fiscal quarter and information for the fiscal quarter as to the balance in each Member's Capital Account, and all other information, including a market update, reasonably required by each Member, all of which shall be prepared in accordance with GAAP and certified to by the Managing Member as being, to the best of its knowledge, true and correct; and (iii) within ten
(10) days after the end of each calendar month, an income statement (with budget variance explanations), statement of cash flow, a sales, marketing and development activity report indicating details with regard to any progress made in connection with the sale, marketing or development of each Company Property (including a report of development expenditures, with budget variance explanations), marketing programs, sales contracts or construction contracts or letters of intent received, entered into or closed or terminated, new leases, renewals, extensions and terminations, and a report of capital expenditures and land acquisition activity (if any), each for the previous calendar month, and an accounts receivable aging report and insurance certificate status report, each dated as of the end of the previous calendar month. The Managing Member will also furnish to each Member, at the expense of the Company, copies of all reports required to be furnished to any lender of the Company at the same time furnished to the lender. Commencing July 1, 1998, the Managing Member shall, within 30 days after the end of each calendar half-year, prepare and deliver or cause to be prepared and delivered, at the expense of the Company to the Members for approval semi-annual updates of the current year Budget and Operating Plan prepared by the Managing Member for review and approval by the Members within 60 days after the end of each calendar half-year; it is specifically understood by the Members that the Managing Member by preparing such projections will not be deemed to be representing or warranting or guaranteeing that the projected returns on the Members' investments set forth therein will be attained, in whole or in part. In addition, promptly after the end of each fiscal year the Managing Member will use its good faith, commercially reasonable efforts to have the Company Accountant prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing. The Managing Member will use commercially reasonable efforts to have the Company Accountant also prepare federal, state and local tax returns required of the Company, submit those returns to the Members for its approval no later than 30 calendar days prior to the date required for the filing thereof (including any extensions granted) and will file the tax returns after they have been approved by the Members. In the event the Members shall not desire or be able to approve any such tax return prior to the date required for the filing thereof (including any extensions granted), the Managing Member will timely obtain an extension of such date if such extension is available under applicable law. To the extent required by the Members, the Managing Member shall be required to prepare and submit any and all reports required pursuant to this Agreement using such on-line electronic data transmission system as required by the Members. The failure of the Managing Member to deliver within the required time frame the financial statements or tax returns required above shall, at Prime GR's sole election, be grounds for termination of Beitler's rights and obligations under Section
9.01 and this Section 9.03 and to effect their transfer to Prime GR to perform or cause to be performed at the expense of the Company.

     (b) All decisions as to accounting principles shall be made by the Members, subject to the provisions of this Agreement.

     9.04 THE COMPANY ACCOUNTANT: The Company shall retain as the regular accountant and auditor for the Company (the "Company Accountant") a nationally-recognized accounting firm designated by the Members. The fees and expenses of the Company Accountant shall be a Company expense. The initial Company Accountant shall be Ernst & Young, Chicago, Illinois, until such time as the Members shall elect to change such Company Accountant.

     9.05 RESERVES: The Members, in their discretion and subject to such conditions as they shall determine, may establish reserves for the purposes and requirements as it may deem appropriate (the "Reserve Accounts"). Such Reserve Accounts will be increased by any deposits thereto from time to time of amounts of the revenues of the Company from operations, the net proceeds from capital transactions, and contributions and other sources, before any distributions of such amounts to the Members, as determined reasonably necessary by the Members. Such Reserve Accounts may, with the approval of the Members, be charged with any expenditure for the acquisition of any Company Property, the operation of the Company or any Company Property, the maintenance or repair of any item and the purchase, acquisition, repair, maintenance or construction of items at or on any Company Property and any contingent, unforeseen or other liabilities or obligations of the Company, whether such items are treated as current expense deductions or as capital expenditures under GAAP. Nothing contained in this Section 9.05 shall in any way limit or restrict the right of the Members to use other assets or funds of the Company (other than deposits to the Reserve Accounts) for any such expenditures.

     9.06 THE BUDGET AND OPERATING PLAN: (a) A preliminary budget and operating plan for the calendar year 1998 ("Preliminary Budget and Operating Plan") is attached as EXHIBIT 2 to this Agreement. The Preliminary Budget and Operating Plan is hereby approved by the Members solely with respect to total Acquisition Costs of $22.345 million, "Closing Costs", "Financing Costs", "Due Diligence Costs", and Revenue and Expense items shown therein for the period of March 30, 1998 through May 31, 1998 (subject in each case to the requirements of Section 7.01(a)(i)). The remaining budget projections for 1998 and 1999 therein are good faith estimates only and subject to revision and approval in the final Budget and Operating Plan for the calendar year 1998 to be prepared and adopted as provided in Section 9.06(b) below.

     (b) The proposed form of initial Budget and Operating Plan for the calendar year 1998 shall be prepared by the Managing Member within 30 days after the date hereof and made available for review by the Members in draft form for review and approval. Thereafter, the parties shall work diligently and in good faith to approve the Budget and Operating Plan prior to June 1, 1998.

     (c) For each year thereafter, the Budget and Operating Plan shall be prepared in proposed form by the Managing Member and submitted in draft form to the Members for approval no later than November 1 of each calendar year with respect to the following calendar year, which approval shall not be unreasonably withheld or delayed.

     (d) The proposed form of Project Plan shall be prepared by the Managing Members when the information requisite to the preparation of such Project Plan is available, and made available for review by the Members in draft form for review and approval. Thereafter, the parties shall work diligently and in good faith to approve the Project Plan.

     (e) The Managing Member shall review the Budget and Operating Plan in light of developments since its approval by the Members and, no later than May 1 of each fiscal year commencing with 1999, submit any proposed revisions in draft form to the Capital Members for approval. The Members shall use their best efforts to approve an amended Budget and Operating Plan for the current fiscal year or reapprove the existing Budget and Operating Plan on or before June 30 of each such year.

     (f) Each proposed form of Budget and Operating Plan shall set forth on a monthly basis all anticipated income, capital contributions, operating expenses, proposed and/or actual debt service terms and payments and capital and other costs and expenses of each Company Property and for the Company (including, without limitation, a projected 12 month expense budget, portions of the Company Property to be developed, along with detailed development budgets therefor, and beginning sixty (60) days prior to anticipated Substantial Completion, a 12 month and 36 month capital plan and a 60-month strategic operating plan), all of which will be based on the strategic and comprehensive business plan designed to maximize the Net Operating Income of the Company. In formulating the comprehensive Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop strategies regarding plans for development, preparation and release of all promotional and advertising material relating to all of the Company Property or concerning the Company, and selection of legal counsel, accountants, structural and environmental engineers and appraisers for the Company to efficiently implement the Budget and Operating Plan. The Budget and Operating Plan will include a comprehensive update of the initial projections with regard to each Company Property and the Company. Until such time as the Budget and Operating Plan for each Property and for the Company for any fiscal year has been approved by the Members, the Managing Member shall have no authority or power to enter into any contract or lease on behalf of the Company or expend Company funds other than to the extent specifically approved by the Members.

     (g) The Managing Member will also consider and make recommendations to the extent it deems the same appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company. Prior to closing the sale of any Company Property, the Managing Member will consider and make recommendations regarding the amendment, modification, alteration and change of any existing Budget and Operating Plan to take into account the acquisition or sale of such Company Property. No amendment, modification, alteration, change, etc. of any Budget and Operating Plan will be effective until the same has been approved by the Members.

     9.07 PROJECT PLAN: Each Budget and Operating Plan approved or reapproved by the Members subsequent to approval by the Members of Plans and Specifications, actual contracts or bids for all Development Costs, and costs of financing as shown in the Construction Loan

Commitment, shall include a Project Plan. In addition to a Pro Forma Project Development and Construction Completion Schedule and a Pro Forma Leasing Schedule, the Project Plan shall include a Project Completion Default Schedule and a Project Leasing Default Schedule, which default schedules shall remain in effect until amended by the Members, either as part of a new or modified Budget and Operating Plan or otherwise. The Project Plan shall further include the Projected Revenues and Projected Expenses of the Company Property through projected Actual Occupancy of 95%, which projections shall be updated each time the Budget and Operating Plan is updated.


                          X.  TRANSFER OF INTERESTS

     10.01 NO TRANSFER OF INTERESTS: (a) Except as expressly permitted or contemplated by this Agreement, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer ("Transfer") all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Members (which may be withheld or granted in the sole discretion of such other Members).

     (b) Any Transfer in contravention of this Article X shall be null and void. No Member, without the prior written consent of the other Members, shall resign from the Company except as a result of such Member's involuntary dissolution or final adjudication as a bankrupt or in connection with a permitted Transfer.

     10.02 PERMITTED TRANSFERS OF INTERESTS: (a) Prime GR, from time to time and in its sole discretion, without the consent of any other Member, may sell or assign its Interest in whole or in part to any Affiliate of Prime GR or any entity directly or indirectly controlling, controlled by or under common control with Prime GR, or any of its Affiliates, including any co-investment partnerships or limited liability companies formed to co-invest alongside Prime GR. In connection with any permitted transfer by Prime GR, it will have the absolute right to designate such transferee as a Member.

     (b) Beitler, from time to time in its sole discretion, without the consent of any other Member, may sell or assign its Interest in whole or in part to any Affiliate of Beitler or any entity directly or indirectly controlling, controlled by or under common control with Beitler or any member of the Immediate Family of J. Paul Beitler. In connection with any permitted Transfer by Beitler, it will have the absolute right to designate such transferee as a Member. Any Transfer shall be subject to any rights of Prime GR thereupon or thereafter to make a Call Offer pursuant to Article VII, for which purpose all references to Beitler's Interest shall include all Interests subject to such Transfer.

     (c) Any permitted Transfer shall not relieve the transferor of any of its obligations hereunder. Notwithstanding any Transfer and except as provided in Section 3.03, Prime GR and Beitler shall at all times remain the Initial Members hereunder and have all of the Initial Members' rights, duties and obligations including, without limitation, the sole right to appoint Member Representatives. Notwithstanding anything to the contrary contained in this Agreement, no transfer of all or any part of any Interest shall be made if, as a result thereof, any income of the Company will be subject to corporate tax. Nothing contained in this Article X shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 10.02. Subject to Section 10.03, any transferee pursuant to this Section 10.02 shall become a substitute Member of the Company. Each Member and its permitted transferees shall be treated as one Member for all purposes of this Agreement. The provisions of this Section 10.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member's interest in the Company, or in any Company Property (which transfer or grant shall be subject to the other provisions of this Agreement).

     10.03 TRANSFEREES: No transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 10.02 reasonably satisfactory to the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments necessary to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee's sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) such Transfer does not violate any provision of any partnership agreement or limited liability company agreement in which the Company owns an interest, or any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of any Company Property and known to such counsel, and (iii) such Transfer does not result in any income of the Company being subject to corporate tax. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

     10.04 ADMISSION OF ADDITIONAL MEMBERS: (a) No person may be admitted as an additional Member of the Company (in contrast with admission as a substitute Member in connection with a permitted Transfer or pursuant to
Section 3.03) without the unanimous consent of all Members, which consent may be given or withheld in the sole discretion of the Members.

     (b) Any additional Member admitted to the Company shall execute and deliver documentation in form satisfactory to the Members accepting and agreeing to be bound by this Agreement, and such other documentation as the Members shall require in order to effect such person's admission as an additional Member. The admission of any person as an additional Member shall become effective on the date upon which the name of such person is recorded on the books and records of the Company following the consent of the Members to such admission.

                     XI.  EXCULPATION AND INDEMNIFICATION

     11.01 EXCULPATION: No Member (and no member of a Member, general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or officer or director or employee of any of the foregoing) shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Company's business or affairs; provided however, such act or omission was taken in good faith, within the scope of authority granted to such Person, and was not attributable in whole or in part to such Member's or Person's fraud, bad faith, wilful misconduct or gross negligence.

     11.02 INDEMNIFICATION: (a) The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, each member of the Members and each general or limited partner of any Member, shareholder, member or other holder of any equity interest in such Member or any officer, director or employee of any of the foregoing (collectively, the "Indemnified Party"), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnified Party in connection with this Agreement or the Company's business or affairs; provided however, that such act or omission was taken in good faith, was within the scope of authority granted to such Member or applicable Indemnified Party, and was not attributable in whole or in part to such Indemnified Party's fraud, bad faith, wilful misconduct or gross negligence. If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company's business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the bad faith, fraud, gross negligence or willful misconduct of such Indemnified Party) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnified Party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. Any indemnity under this Section 11.02(a) shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required or permitted without the consent of all the other Members, to contribute additional capital under Section 4.03 to enable the Company to satisfy any obligation under this Section 11.02.

     (b) Each Member shall indemnify and hold harmless the Company and each of the other Members from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to (i) any act performed by or on behalf of any such Member (including acts performed as the Managing Member) or its Member Representative which is not performed in good faith and within the scope of authority conferred upon such Member or its Member Representative under this Agreement, (ii) the fraud, bad faith, wilful misconduct or gross negligence of such Member or its Member Representative, or (iii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition, development or sale of any Company Property, which breach was the result of information or other matters provided and certified to the Company by such Member or was the result of information about or matters relating to such Member provided by such Member. Notwithstanding the foregoing, no Member shall indemnify the Company hereunder from any claims, demands, liabilities, costs, damages, expenses or causes of action to the extent the same are recovered (or recoverable if made) by the Company under any policies of insurance carried by the Company.

     (c) The provisions of this Section 11.02 shall survive for a period of four years from the date of dissolution of the Company, provided that (i) if at the end of such period there are any actions, proceedings or investigations then pending, an Indemnified Party may so notify the Company and the Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 11.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved, and (ii) the obligations of the Company under this Section 11.02 shall be satisfied solely out of Company assets.

     (d) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section
11.02 (i) shall be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of each Indemnified Party and any successors, assigns, heirs and personal representatives of such Persons.

                      XII.  DISSOLUTION AND TERMINATION

     12.01 DISSOLUTION: The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

     (a) The sale, condemnation or other disposition of all the assets of the Company and the receipt of all consideration therefor;

     (b)  The election to dissolve the Company under Section 13.02(a);

     (c)  The expiration of the period set forth in Section 2.03;

     (d)  The determination of the Members to dissolve the Company;

     (e) The resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within 90 days after such event, each of the remaining Members elects in writing (i) to continue the business of the Company and (ii) if applicable, to appoint a new Managing Member; or

     (f) At the sole election of Prime GR at any time after September 30, 1999 that the Contribution Condition remains not satisfied.

Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member's Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, no Member may withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member's liability for obligations of the Company.

     12.02 TERMINATION: In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

     (a) The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

     (b) The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly, businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the Members. The Liquidating Member may distribute Company Property in kind, only with the consent of the Members.

     (c) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

        (i) To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation.

        (ii) To the setting up of any reserves which the Liquidating Member and the Members shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the

        Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee to be held by such bank or title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 12.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 12.02(c)(i) and, by reason thereof, a distribution under
        Section 12.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 12.02(c)(i).

        (iii)  The balance, if any, to the Members in accordance with Section
        3.3 of APPENDIX A.

     12.03 LIQUIDATING MEMBER: The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XII; provided, however, the Liquidating Member shall have no authority or right to make, execute, sign, acknowledge, or file any papers which result in personal liability to any individual Member without the express consent of such Member. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.


                           XIII.  DEFAULT BY MEMBER

     13.01 EVENTS OF DEFAULT: With respect to each of the following events of default which is not cured (including, without limitation, by the breaching Member reimbursing the Company for the resulting damage or loss) within a Reasonable Period, the Member indicated shall have committed an "Event of Default":

     (a) A material violation or breach by a Member of any of the provisions of this Agreement (other than a violation or breach of Section 4.02 or Section 4.03) causing material damage or loss to the Company.

     (b)  Beitler shall have committed an Event of Default if:

        (i) One or more of the Outside Leasing Target Dates set forth in the Project Leasing Default Schedule has not been met;

        (ii) One or more of the Outside Completion Dates set forth in the Project Completion Default Schedule has not been met;

        (iii) The Project is not completed within the amounts set forth as line items in the Budget and Operating Plan, after application of applicable contingency amounts, provided (A) any permanent savings effected under any line item in the Budget and Operating Plan may offset expenditure overruns in other line items upon notice (by Beitler to Prime GR) of such savings and the basis therefor and of Beitler's intention to reallocate from the savings budget item to the overrun budget item; (B) Beitler may elect to permanently waive all or a portion of the fees due or to become due it pursuant to Section
        7.04 prior to Substantial Completion to offset and eliminate all or a portion of a cost overrun; and (C) Beitler DC may contribute additional capital to the Company to offset and eliminate all or a portion of a cost overrun ("Default Contribution").

        (iv) The Contribution Condition is not satisfied on or before September 30, 1999; or

        (v) Any default shall occur under any Acquisition Loan, Construction Loan, or other Loan of the Company, other than such a default arising by reason of a default hereunder by Prime GR, for which there is no cure period or which is not cured within the applicable cure period; provided, however, that if such default does not result from a default by Beitler hereunder, then the remedy set forth in Section 13.02(b)(iii) shall not be applicable.

     (c)  As used herein, a "Reasonable Period" means:

        (i) With respect to any Event of Default which is a monetary default or referred to in Section 13.01(b)(v), three (3) business days;

        (ii) With respect to any Event of Default referred to in Section 13.01(a) other than a monetary default, a period of thirty (30) calendar days after the defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such 30-day period, the period shall continue, if such defaulting Member commences to cure the breach within such 30-day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of 120 calendar days (including the initial 30-day period).

        (iii) With respect to any Event of Default referred to in Section 13.01(b), a period of five (5) business days after Beitler receives notice of such Event of Default from a non-defaulting Member.

     13.02 EFFECT OF EVENT OF DEFAULT: Upon the occurrence of an Event of Default by any Member, the non-defaulting Member shall have the right, at any time within 120 days after the date written notice of the default is provided or received by such non-defaulting Member and prior to its complete curing, upon giving written notice of such election (the "Default Notice Date") (provided such Event of Default is continuing through the Default Notice Date), to take any one or more of the following actions (in addition to any other remedies or actions provided for in this Agreement):

     (a)  Other than with respect to any Event of Default referred to under
Section 13.01(b), dissolve the Company.

     (b) If the defaulting Member is Beitler or any Member who has received an Interest from Beitler, then:

        (i) Beitler shall, upon the Default Notice Date, be terminated as Managing Member;

        (ii) after the Default Notice Date, all Major Decisions and all other actions of the Members shall be deemed approved, and shall be binding on all Members if approved by Prime GR notwithstanding the objection or failure to approve such Major Decision or such other actions by any other Member;

        (iii) any right to fees of Beitler which will accrue or otherwise become due subsequent to the Default Notice Date will terminate (other than the right to receive the fees provided in Section 7.04(a)(iv) during that portion, if any, of the term provided for therein that Prime GR or any Affiliate of Prime GR owns Prime GR's Interest in the Company, or the Company or Prime GR or any Affiliate thereof owns the Company Property); and

        (iv) the Leasing Agency Agreement shall terminate as of the Default Notice Date.

     (c)  Other than with respect to any Event of Default referred to under
Section 13.01(b), pursue any other right or remedy available at law or in equity.

The default of any Member hereunder shall not relieve any other Member from its agreements, liabilities, and obligations hereunder.


                             XIV.  MISCELLANEOUS

     14.01 COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE MEMBERS: (a) Each Member represents and warrants to the other Members as follows:

        (i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

        (ii) This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors' rights generally.

        (iii) Any consents or approvals required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company have been obtained. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

        (iv) The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

        (v) The Member has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of any Company Property or the execution and delivery of this Agreement other than the Persons identified in the Preliminary Plan and Budget, who are entitled to fees in connection therewith not to exceed the amount stated therefor under "Financing Costs".

        (vi) Each Member is acquiring its interest in the Company for investment, solely for its own account, with the intention of holding such interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such interest within the meaning of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state security law, rule or regulation ("Security Laws").

        (vii) Each Member acknowledges that it is aware that its interest in the Company has not been registered under the Securities Act or under any other Security Law in reliance upon exemptions contained therein. Each Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company, the other Members and the constituent owners of such other Members as the basis for exemption of the issuance of interest in the Company from registration requirements of the Securities Act and other Security Law. Each Member acknowledges that the Company will not and has no obligation to register any interest in the Company under the Securities Act or other Security Laws.

        (viii) Each Member acknowledges that prior to its execution of this Agreement, it received a copy of this Agreement and that it examined this document or caused this document to be examined by its representative or attorney. Each Member does hereby further acknowledge that it or its representative or attorney is familiar with this Agreement, and with the business and affairs of the Company, and that except as otherwise specifically provided in this Agreement, it does not desire any further information or data relating to the Company, the Company Property or to the other Members. Each Member does hereby acknowledge that it understands that the acquisition of its interest in the Company is a speculative investment involving a high degree of risk and does hereby represent that it has a net worth sufficient to bear the economic risk of its investment in the Company and to justify its investing in a highly speculative venture of this type.

     (b) Prime GR represents and warrants to Beitler that it is a Delaware limited partnership currently existing pursuant to that certain Amended and Restated Agreement of Limited Partnership dated as of November 17, 1997, as amended (the "Prime GR Partnership Agreement"), and that certain Certificate of Limited Partnership filed with Secretary of State of Delaware on March 19, 1997, (the "Prime GR Certificate of Limited"). The aforementioned Prime GR Partnership Agreement and Prime GR Certificate of Limited Partnership have not been terminated and continue to be in full force and effect. The managing general partner of Prime GR is Prime Group Realty Trust, a Maryland real estate investment trust. All necessary consents or authorizations required for Prime GR to enter into this Agreement have been obtained or will be obtained prior to the execution and delivery of this Agreement.

     (c) Beitler represents and warrants to Prime GR that it is an Illinois limited liability company currently existing pursuant to that certain Operating Agreement of Penny Beitler L.L.C. dated as of March 24, 1998, as amended. All necessary consents or authorizations required for Beitler to enter into this Agreement have been obtained prior to the execution and delivery of this Agreement.

     (d) Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys fees) which they may incur by reason, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of Prime GR, Beitler and/or the Company.

     14.02 FURTHER ASSURANCES: Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

     14.03 NOTICES: All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, "Notices") shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission or (c) a nationally recognized overnight courier service for overnight delivery, fees prepaid, addressed as follows:

     If to Beitler:                J. Paul Beitler Development Company
                                   181 West Madison Avenue
                                   Suite 3900
                                   Chicago, Illinois  60602
                                   Attn: J. Paul Beitler
                                   Facsimile No.: 312/558-3845

     with a copy to:               Mayer Brown & Platt
                                   190 South LaSalle Street
                                   Chicago, Illinois  60603
                                   Attn:  Alvin C. Katz, Esq.
                                   Facsimile No.:  312/701-7711

     If to Prime GR:               c/o Prime Group Realty Trust
                                   77 West Wacker Drive
                                   Suite 3900
                                   Chicago, Illinois  60601
                                   Attn: Richard S. Curto
                                   Facsimile No.:  312/917-0460

     with a copy to:               Prime Group Realty Trust
                                   77 West Wacker Drive
                                   Suite 3900
                                   Chicago, Illinois  60601
                                   Attn: James F. Hoffman, Esq.
                                   Facsimile No.:  312/917-1684

     with an additional copy to:   Jones, Day, Reavis & Pogue
                                   77 West Wacker Drive
                                   Suite 3500
                                   Chicago, Illinois  60601
                                   Attn:  John P.C. Duncan, Esq.
                                   Facsimile No.:  312/782-8585

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 14.03. A Notice sent in compliance with the provisions of this Section 14.03 shall be deemed given on the date of (i) receipt or refusal to accept personal delivery by the addressee, (ii) facsimile transmission, provided electronic confirmation has been received by the sender or (iii) the Business Day following the date of delivery to such overnight courier.

     14.04 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed wholly within that State, except to the extent that the laws of the State of Delaware may require certain provisions hereof and the Members' performance hereunder to be governed by Delaware law.

     14.05 ATTORNEY FEES: If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys' fees and costs as fixed by the court shall be included in such judgment.

     14.06 CAPTIONS: All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

     14.07 PRONOUNS: All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

     14.08 SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein and subject to the restrictions on transfers herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

     14.09 EXTENSION NOT A WAIVER: No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

     14.10 CREDITORS NOT BENEFITED: Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Deficit Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise.

     14.11 RECALCULATION OF INTEREST: If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

     14.12 SEVERABILITY: In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

     14.13 ENTIRE AGREEMENT: This Agreement, together with all Appendices and Exhibits, contains the entire agreement between the parties relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated, including without limitation the Letter Agreement. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of the same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

     14.14 PUBLICITY: The parties agree that no Member or any of its advisors shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of any Property, without the consent of the Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law (and prior to any such disclosure the disclosing Member will notify the other Members and provide them with a copy of the proposed disclosure and an opportunity to approve such disclosure before the disclosure is made).

     14.15 COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

     14.16 CONFIDENTIALITY: (a) The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the "Confidential Information") that has not been publicly disclosed pursuant to authorization by the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its members, shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Members and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law, and provided that before making any disclosure of Confidential Information required by law (other than disclosures required of Prime GR Trust as a Reporting Company) the disclosing Member will notify the other Members and provide them with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made) or necessary for it to perform any of its duties or obligations hereunder or in any property management agreement to which it is a party covering any Company Property or necessary for the Managing Member to carry out its duties hereunder or in connection with any Transfer permitted under this Agreement.

     (b) Subject to the provisions of Section 14.16(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this
Section 14.16, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its good faith efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including, without limitation, attorneys' fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

     (c) The covenants contained in this Section 14.16 will survive the Transfer of the Interest of a Member and the termination of the Company.

     14.17 TIME OF THE ESSENCE: Time is of the essence of each and every obligation to be performed by a Member in any capacity pursuant to this Agreement.

     14.18 VENUE: Each of the Members consents to the jurisdiction of any court in the City of Chicago, Cook County, Illinois for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Chicago, Illinois.

     14.19 WAIVER OF JURY TRIAL: EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

                       [Signatures begin on next page.]

              [The rest of this page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

     PENNY BEITLER:

     PENNY BEITLER L.L.C.., an Illinois limited liability company

          By: /s/ J. PAUL BEITLER
              ---------------------------------
                  J. Paul Beitler
                      Manager



     PRIME GR:

     PRIME GROUP REALTY, L.P., a Delaware limited partnership

     By: Prime Group Realty Trust, a Maryland real estate investment trust, its managing general partner

          By: /s/ KEVORK DERDERIAN
              ---------------------------------
        Name:     Kevork Derderian
              ---------------------------------
       Title: PRESIDENT OFFICE DIV.
              ---------------------------------

                                  APPENDIX A

                                 TAX MATTERS


     This Appendix is attached to and is a part of the Limited Liability Company Agreement dated as of March 30, 1998 (the "Agreement") of Prime/Beitler Development Company, L.L.C. (the "Company"). The provisions of this Appendix A are intended to comply with the requirements of Treas. Reg.
Section 1.704-1(b) (2) (iv) and Treas. Reg. Section 1.704-2 with respect to maintenance of capital accounts and partnership allocations, and shall be interpreted and applied accordingly.


                              I.  DEFINED TERMS

     1.1 DEFINED TERMS. For purposes of this Appendix, the capitalized terms listed below shall have the meanings indicated. Capitalized terms not listed below and not otherwise defined in this Appendix shall have the meanings specified in the Agreement.

     "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member for any taxable year of the Company, the deficit balance, if any, in such Member's Capital Account as of the end of such taxable year, after giving effect to the following adjustments:

             (a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

             (b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     "BOOK BASIS" means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution (as agreed to by the Members), and (b) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of any asset of the Company, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment (as agreed to by the Members), in accordance with such Treasury Regulation. The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation
Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

     "COMPANY MINIMUM GAIN" means "partnership minimum gain" as defined in Treasury Regulation Section 1.704-2(d).

     "EXPENSES" means, for any period, the sum of the total gross cash expenditures of the Company during such period, including without limitation
(a) all cash operating expenses (including all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any contract or otherwise as permitted hereunder), (b) all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates, (c) all expenditures which are treated as Capital Expenditures (as distinguished from expense deductions) under generally accepted accounting principles, (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company's Reserve Accounts pursuant to Section 9.05 of the Agreement, and (f) all costs and expenditures related to any acquisition, sale, disposition, financing, refinancing, monetization or securitization of any Company Property, provided, however, that Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company Reserve Account, (ii) any expenditure properly attributable to the liquidation of the Company, or (iii) non-cash expenses such as depreciation or amortization.

     "LOSS" means, for each taxable year or other period, an amount equal to the Company's items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

             (a) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

             (b) Loss resulting from any disposition of any assets of the Company (including any Property) with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted Tax Basis of such property may differ from its Book Basis;

             (c) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

             (d) Any items of deduction and loss specially allocated pursuant to Section 3.2 shall not be considered in determining Loss; and

             (e) Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Loss.

     "MEMBER MINIMUM GAIN" means the Company's "partner nonrecourse debt minimum gain" as defined in Treasury Regulation Section 1.704-2(i)(2).

     "MEMBER NONRECOURSE DEBT" means "partner nonrecourse debt" as defined in Treasury Regulation Section 1.704-2(b)(4).

     "MEMBER NONRECOURSE DEDUCTIONS" means "partner nonrecourse deductions" as defined in Treasury Regulation Section 1.704-2(i)(2).

     "NET LOSS" means, for any period, the excess of items of Loss over items of Profit, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 3.2.

     "NET PROFIT" means, for any period, the excess of items of Profit over items of Loss, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 3.2.

     "NONRECOURSE DEDUCTIONS" has the meaning set forth in Treasury Regulation
Section 1.704-2.

     "PARTIALLY ADJUSTED CAPITAL ACCOUNT" means, with respect to any Member for any taxable year of the Company, the Capital Account balance of such Member at the beginning of such year, adjusted for all contributions and distributions during such year and all special allocations pursuant to Section
3.2 with respect to such year but before giving effect to any allocations pursuant to Section 3.1.

     "PROFIT" means, for each taxable year or other period, an amount equal to the Company's taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

             (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income;

             (b) Gain resulting from any disposition of any assets of the Company (including any Property) with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted Tax Basis of such property may differ from its Book Basis;

             (c) Any items specially allocated pursuant to Section 3.2 shall not be considered in determining Profit; and

             (d) Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Profit.

     "REVENUES" means, for any period, the sum of the total gross cash revenues received by the Company during such period, including all receipts of the Company from (a) proceeds from the sale or disposition of all or any portion of any assets of the Company (including any Company Property) or the issuance or sale by the Company of any securities or additional interests in the Company, (b) rent (including additional rent and percentage rent) paid to the Company, (c) concessions, (d) expense reimbursements, (e) condemnation or casualty proceeds related to the condemnation of or casualty loss with regard to all or any portion of the assets of the Company (including any Company Property) (including any and all insurance awards with regard thereto), (f) proceeds from rent or business interruption insurance, if any, (g) funds made available to the extent such funds are withdrawn from the Company's Reserve Accounts and deposited into the Company's operating accounts, (h) proceeds from the financing, refinancing, monetization or securitization of the Company or any assets of the Company (including any Company Property) (or any interest therein), and (i) any distributions received by the Company, provided, however, that Revenues shall not include any revenue or receipt realized by the Company incident to the liquidation of the Company.

     "TARGET ACCOUNT" means, with respect to any Member for any taxable year of the Company, the excess of (a) an amount (which may be either a positive balance or a negative balance) equal to the hypothetical distribution (or contribution) such Member would receive (or contribute) if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year), all liabilities allocable to such assets were then satisfied according to their terms (except that if the nonrecourse liabilities secured by an asset exceed the Book Basis of such asset, such calculation shall be made assuming that the asset were transferred to the lender in satisfaction of the debt) and all remaining proceeds from such sale were distributed pursuant to Section 6.02 (the "Hypothetical Distribution Amount") over (b) such Member's share of Company Minimum Gain and Member Minimum Gain immediately prior to such sale. Notwithstanding the foregoing, unless the allocation is made pursuant to
Section 3.1(b), the Hypothetical Distribution Amount shall assume that amounts distributable pursuant to Section 6.02(a)(ii) is zero.

     "TAX BASIS" means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes as determined in accordance with the Code.

     "TAX MATTERS PARTNER" has the meaning set forth in Section 4.3.

     "TREASURY REGULATION" and "TREAS. REG." means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

     1.2 OTHER DEFINED TERMS. As used in this Appendix, unless otherwise specified, (a) all references to Sections or paragraphs are to Sections or paragraphs of this Appendix, (b) the terms "hereof" and "herein" refer to the Agreement in its entirety, and (c) each accounting term has a meaning assigned to it in accordance with GAAP.

                                 II.  CAPITAL

     2.1 CAPITAL ACCOUNTS: A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

     (a)  Each Member's Capital Account will be credited with:

        (i) Any contributions of cash made by such Member to the capital of the Company, including any Guarantee Payment, plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

        (ii) The Member's distributive share of Net Profit, Profit, and items thereof; and

        (iii) Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

     (b)  Each Member's Capital Account will be debited with:

        (i) Any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member), including any reimbursement from any source of any Guarantee Payment;

        (ii) The Member's distributive share of Net Loss, Loss, and items thereof; and

        (iii) Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 2.1 relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

     2.2 BOOK BASIS ADJUSTMENTS: The Book Basis of all assets will be adjusted to equal their respective fair market values upon the events set forth in Treasury Regulation Section 1.704-1(b)(2) (ii)(f)(5)(i) and (ii).

     2.3 TIMING OF ADJUSTMENTS. Each Investing Member's Capital Account will normally be adjusted as of the end of each taxable year of the Company; provided, however, that the Capital Accounts may be adjusted more frequently if circumstances otherwise make it advisable in the judgment of the Tax Matters Partner. All adjustments will be made in accordance with the terms of the Agreement.

                     III.  ALLOCATIONS AND DISTRIBUTIONS

     3.1 ALLOCATIONS: For each Company taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 3.2 have been made) as follows:

             (a) Except as provided in Section 3.1(b), Net Profit or Net Loss shall be allocated to make the Partially Adjusted Capital Accounts of the Members equal, as nearly as possible, their respective Target Accounts.

             (b) All items comprising Winding Up Profit and Loss shall be allocated in such a manner so as to cause the Partially Adjusted Capital Accounts of the Members to equal, as nearly as possible, their respective Target Accounts.

     3.2 SPECIAL ALLOCATIONS AND COMPLIANCE WITH SECTION 704(b): The following special allocations shall, except as otherwise provided, be made in the following order:

             (a) Notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year of the Company, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Company Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation
        Section 1.704-2.

             (b)  Any Member who receives a distribution pursuant to clause
        (ii) of Section 6.02(a) shall be allocated items of Profit until the aggregate amount allocated pursuant to Section 3.2(b) for all periods is equal to the aggregate amounts therefor distributed pursuant to
        Section 6.02(a)(ii).

             (c) Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

             (d) Nonrecourse Deductions for any taxable year of the Company or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Percentage Interests.

             (e) Any Member Nonrecourse Deductions for any taxable year of the Company or other period shall be allocated to the Member that made, or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

             (f) No allocation of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation
        Section 1.704 in proportion to their respective Percentage Interests.

     3.3 DISTRIBUTIONS IN LIQUIDATION: Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributab le to the Members under Section 12.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in accordance with their respective positive Capital Account balances (after adjustment to reflect the allocations pursuant to this Article III and Article VI of the Agreement). With the approval of the Members, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.
The assets of any trust established under this Section 3.3 will be distributed to the Members from time to time by the trustee of the trust upon approval of the Members in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.


                               IV.  TAX MATTERS

     4.1 TAX ALLOCATIONS. (a) Except as otherwise provided in Section 4.1(b), all items of income, gain, loss, deduction and credit of the Company shall be allocated to the Members for federal, state and local income tax purposes as nearly as possible in the same manner as the corresponding allocation of each such item for purposes of determining the Capital Accounts of the Members.

     (b) In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation, amortization or depletion with respect to any asset contributed to the capital of the Company, or with respect to any asset which has a Book Basis different than its Tax Basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the Tax Basis of such asset to the Company and the Book Basis of such asset. The Members may select any reasonable method or methods for making such allocations, including without limitation, any method described in Treasury Regulation Section 1.704-3(b), (c) or (d).

     4.2 TAX MATTERS: The Members intend for the Company to be treated as a partnership under the Code. The Members shall make all applicable elections, determinations and other decisions under the Code, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company's tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the

Company by the Members. The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company.

     4.3 TAX MATTERS PARTNER: Prime GR shall be the tax matters ("Tax Matters Partner") partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 4.2, shall exercise all rights, obligations and duties of a tax matters partner under the Code. The Members may in its discretion designate any other Member as a substitute or alternative tax matters partner by written notice thereof to all Members. The Tax Matters Partner shall diligently prosecute any disputes between the Company and the Internal Revenue Service, but shall not engage in any action or settlement regarding such dispute without the approval of the Members.

     4.5 NOTICE OF TAX EXAMINATIONS. Any Member receiving advice that the Internal Revenue Service intends to examine any income tax return of the Company shall promptly notify the Company.

                                  APPENDIX B

                     COMMON UNIT RECIPIENT CERTIFICATIONS


     No later than one (1) business day prior to the Call Offer closing date, each recipient of Common Units pursuant to this Agreement (each such recipient is referred to herein as a "Common Unit Recipient") shall execute and deliver to Prime GR a written statement wherein it shall represent, warrant and covenant as follows:

     (A) Such Common Unit Recipient is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such Common Unit Recipient understands the risks of, and other considerations relating to, its acquisition of the Common Units. Such Common Unit Recipient, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Common Units, (i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type, that it is capable of evaluating the merits and risks of an investment in Common Units of Prime GR and of making an informed investment decision, (ii) is capable of protecting its own interests in connection with its acquisition of Common Units or has engaged representatives or advisors to assist such Common Unit Recipient in protecting its interests in connection with its acquisition of Common Units and (iii) is capable of bearing the economic risk of such investment in Common Units.

     (B) The Common Units to be issued to such Common Unit Recipient will be acquired by such Common Unit Recipient for its own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein until and unless the Common Units are exchanged for Common Shares of Prime Group Realty Trust (the "Trust"), following the six months lock-up period applicable to the Common Units, in accordance with the Partnership Agreement of Prime
GR. Such Common Unit Recipient shall confirm that all documents, instruments, records and books pertaining to investment in Common Units of Prime GR and requested by such Common Unit Recipient have been made available or delivered to such Common Unit Recipient. Such Common Unit Recipient has had an opportunity to ask questions of and receive answers from Prime GR, or from a person or persons acting on Prime GR's behalf, concerning Prime GR, the terms and conditions of the transaction contemplated by this Agreement and such Common Unit Recipient's acquisition of Common Units. Such Common Unit Recipient has relied upon, and is making its investment decisions, solely upon such information as has been provided to such Common Unit Recipient by the Operating Partnership and such Common Unit Recipient has not relied upon any other information, literature or any oral communications. Such Common Unit Recipient was not formed for the specific purpose of acquiring an interest in Prime GR.

     (C) Such Common Unit Recipient acknowledges that (i) the Common Units to be issued to such Common Unit Recipient have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the

Securities Act and applicable state securities laws, (ii) Prime GR's reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Common Unit Recipient contained herein, (iii) such Common Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (iv) there is no public market for such Common Units and (v) Prime GR has no obligation or intention to register such Common Units for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Such Common Unit Recipient, hereby acknowledges that because of the restrictions on transfer or assignment of such Common Units to be issued hereunder which are set forth in this Agreement and in Prime GR Partnership Agreement, such Common Unit Recipient may have to bear the economic risk of the investment commitment evidenced by this Agreement and any Common Units acquired hereby for an indefinite period of time, and that the Common Units by their terms will not be exchangeable at the request of the holder thereof for Common Shares of the Trust prior to the passage of six full calendar months after their issuance.

     (D) The address of such Common Unit Recipient's residence or principal place of business, as applicable, shall be set forth, together with a statement as to whether such Common Unit Recipient has any present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which its present principal place of business or residence, as applicable, is sited.

                                  EXHIBIT 1

                  LEGAL DESCRIPTION FOR THE COMPANY PROPERTY


     LOTS 5, 6, 7, AND THAT PART OF LOT 8 LYING EAST OF THE EAST LINE OF DEARBORN STREET, (EXCEPTING THEREFROM THE NORTH 9 FEET OF SAID LOTS TAKEN FOR ALLEY) IN BLOCK 141 IN SCHOOL SECTION ADDITION TO CHICAGO IN
     SECTION 16, TOWNSHIP 39 NORTH, RANGE 14 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.


     Common Address of Property:     THE NORTHWEST CORNER OF STATE
                                     AND ADAMS STREET, CHICAGO, ILLINOIS

     Tax Identification Number(s):   17-16-213-012-0000
                                     17-16-213-013-0000
                                     17-16-213-014-0000
                                     17-16-213-015-0000